Filed pursuant to 424(b)(3)
Registration No. 333-199129

SUPPLEMENT NO. 2
DATED MAY 22, 2015
TO THE PROSPECTUS DATED FEBRUARY 17, 2015
OF INLAND RESIDENTIAL PROPERTIES TRUST, INC.

This Supplement No. 2 supplements, and should be read in conjunction with, the prospectus of Inland Residential Properties Trust, Inc., dated February 17, 2015, as previously supplemented by Supplement No. 1 dated March 13, 2015. Unless otherwise defined in this Supplement No. 2, capitalized terms used herein have the same meanings as set forth in the prospectus, as supplemented.

Prospectus Updates

Suitability Standards

The following disclosure replaces the corresponding disclosure in the first full paragraph on page v of the prospectus.

As used above, “affiliate” means Inland Real Estate Income Trust, Inc., referred to herein as “IREIT,” but does not include Inland American Real Estate Trust, Inc. (which changed its name to InvenTrust Properties Corp. on April 16, 2015), referred to herein as “Inland American,” a REIT previously sponsored by IREIC, which internalized its management in March 2014, and Inland Real Estate Corporation, referred to herein as “IRC,” or Retail Properties of America, Inc. (formerly, Inland Western Retail Real Estate Trust, Inc.), referred to herein as “RPAI,” REITs previously sponsored by IREIC, each of which are publicly traded on the New York Stock Exchange.

Questions and Answers About the Offering

The following disclosure replaces the corresponding disclosure captioned “Q: What competitive advantages does the Company achieve through its relationship with Inland” on page 4 of the prospectus.

A: We believe our relationship with Inland provides us with many benefits, including:

•	Sponsor Experience – Inland has more than forty-five years of experience in acquiring and managing real estate assets. Inland has sponsored 683 programs, including 667 private limited partnerships, limited liability companies and Delaware statutory trusts, ten public limited partnerships and six non-listed REITs, as of December 31, 2014.
•	Experienced Acquisition Team – Inland Real Estate Acquisitions, Inc., or “IREA,” and other affiliates of IREIC will assist us in identifying potential acquisition opportunities, negotiating contracts related thereto and acquiring real estate assets on our behalf. Since January 2005, the individuals performing services for these entities have closed over 1,900 transactions involving real estate with an aggregate purchase price that exceeds $29 billion.
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•	Experienced Management Team – Inland’s management team has experience in all aspects of acquiring, owning, managing and financing real estate, including multifamily properties. As of December 31, 2014, Inland entities cumulatively owned properties located in forty-one states and managed assets with a book value exceeding $6.7 billion.
•	Experienced Multifamily Acquirer and Manager – Since 1967, Inland has acquired and managed over 65,000 multifamily units for an aggregate purchase price of $3.1 billion throughout the United States as of December 31, 2014. Currently, one other former IREIC-sponsored REIT, Inland American, and Inland Private Capital Corporation (formerly, Inland Real Estate Exchange Corporation), or “IPCC,” collectively own and operate 31 multifamily properties throughout the United States. Mitchell Sabshon, our president and chief executive officer, and JoAnn McGuinness, our chief operating officer, have over 16 years and 22 years, respectively, of experience acquiring, financing and managing multifamily properties. Ms. McGuinness began her career with Inland in 1992, in the company’s multi-family/residential management division. Mr. Sabshon has been actively involved in financing and acquiring multifamily properties since 1991 at several firms, including Lehman Brothers, Goldman Sachs and GFI Capital.
•	Strong Multifamily Relationships – We believe that Inland’s extensive network of relationships with the real estate brokerage, development and investor communities will enable us to successfully execute our strategies. These relationships will augment our ability to identify acquisitions in off-market transactions outside of competitive marketing processes, capitalize on opportunities and capture repeat business and transaction activity. In addition, we believe that Inland’s strong multifamily relationships with the residential brokerage communities will aid in attracting and retaining tenants.
•	Centralized Resources – Substantially all of Inland’s skilled personnel, specializing in areas such as real estate management, leasing, marketing, accounting, human resources, cash management, risk management, tax and internal audit, are based at Inland’s corporate headquarters located in a suburb of Chicago.

See “Conflicts of Interest” for a discussion of certain risks and potential disadvantages of our relationship with Inland.

Prospectus Summary

The following disclosure replaces the first paragraph under the section captioned “Prospectus Summary —Summary Conflicts of Interest” on page 20 of the prospectus.

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During the ten year period ended December 31, 2014, IREIC sponsored four other REITs: Retail Properties of America, Inc., referred to herein as “RPAI,” Inland American Real Estate Trust, Inc. (which changed its name to InvenTrust Properties Corp. on April 16, 2015), referred to herein as “Inland American,” Inland Diversified Real Estate Trust, Inc., referred to herein as “Inland Diversified,” and Inland Real Estate Investment Trust, Inc., referred to herein as “IREIT.” During the same period, our sponsor, IREIC, and IPCC sponsored, in the aggregate, 148 real estate exchange private placement limited partnerships, Delaware statutory trusts and limited liability companies. One of the REITs, IREIT, is presently managed by affiliates of our Business Manager. On July 1, 2014, Inland Diversified merged with and into a subsidiary of Kite Realty Group Trust or “Kite”, a publicly traded Maryland real estate investment trust listed on the New York Stock Exchange or “NYSE” (NYSE: KRG). Inland American and RPAI are self-managed. Neither IREIC nor its affiliates have responsibility for the day-to-day operations of RPAI or Inland American. IREIC and its affiliates own shares of RPAI’s outstanding common stock, primarily acquired in the internalization of that entity in 2007. RPAI’s Class A Common Stock is listed on the NYSE under the symbol “RPAI.”

Risk Factors

The following disclosure replaces the second paragraph of the risk factor captioned “We will rely on entities affiliated with IREIC to identify real estate assets.” on page 64 of the prospectus.

From time to time, other Programs may compete with us with respect to certain investments that we may want to acquire. Many investment opportunities that are suitable for us may also be suitable for another Program. For example, IPCC, like us, acquires and owns multifamily properties. Also, although IREIT focuses on acquiring retail properties, it may acquire multi-family properties if it believes that returns from multi-family properties exceed those available from retail properties. As of December 31, 2014, IPCC owned 17 multi-family properties with an aggregate purchase price of $670.6 million, and IREIT owned 31 retail properties with an aggregate purchase price of $444.3 million. If more than one Program is interested in acquiring an investment, then the Program that has had the longest period of time elapse since it was offered an investment is first offered the investment by the allocation committee. We may not, therefore, be able to acquire properties that we otherwise would be interested in acquiring. See “Conflicts of Interest — Investment Approval and Allocation Policies and Procedures” for additional discussion regarding our allocation and acquisition procedures.

Prior Performance of IREIC-Sponsored Entities

The following disclosure replaces the corresponding disclosure in the section captioned “Prior Performance of IREIC-Sponsored Entities” which begins on page 95 of the prospectus.

During the ten year period ended December 31, 2014, IREIC and its affiliates sponsored four other REITs and 148 real estate exchange private placement programs, which altogether have raised more than $18.5 billion from over 344,000 investors in offerings for which Inland Securities has served as dealer manager. During this period, the four REITs, RPAI, Inland American, Inland Diversified and IREIT, raised approximately $15.5 billion in the aggregate from approximately 326,000 investors. These REITs all have or had investment objectives similar to ours in that they seek or sought to invest in real estate to preserve and protect investor capital, to pay sustainable and predictable distributions to stockholders and to realize long-term capital appreciation. The monies raised by these IREIC-sponsored REITs represent, during the ten year period, approximately 95% of the aggregate amount raised in offerings for which Inland Securities has served as dealer manager, approximately 99% of the aggregate number of investors, approximately 95% of properties purchased and approximately 93% of the aggregate cost of the properties purchased by the prior programs sponsored by IREIC and its affiliates.

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We pay fees to, and reimburse expenses incurred by, Inland Securities and our Business Manager, Real Estate Manager, TIREG and their affiliates, as described in more detail in the section of this prospectus captioned “Compensation Table.” The other REITs previously sponsored by IREIC have similarly compensated IREIC and each of their respective business managers, Real Estate Manager and affiliates.

The following discussion and the Prior Performance Tables, included in the prospectus as Appendix A, provide information on the prior performance of the real estate programs sponsored by IREIC for the applicable periods. Past performance is not necessarily indicative of future performance.

Summary Information

The following table provides aggregate summarized information concerning public prior programs sponsored by IREIC or its affiliates during the applicable ten year period for each program sponsored by IREIC, and is qualified in its entirety by reference to the introductory discussion above and the detailed information appearing in the Prior Performance Tables in Appendix A. For purposes of these tables and the narrative information contained herein, we consider a program to be closed at the earlier of the time when affiliates of IREIC are no longer serving as the business manager, the program lists its shares of common stock for trading on a national exchange, sells all or substantially all of its assets or merges with a third party and is not the surviving entity in that merger. The information set forth in this table, and in the narrative that follows, represents capital raised by these prior programs only through offerings for which Inland Securities has served as dealer manager and, where noted, through their respective distribution reinvestment plans.

WE ARE NOT, BY INCLUDING THIS TABLE, IMPLYING THAT WE WILL HAVE RESULTS COMPARABLE TO THOSE REFLECTED IN THE TABLE BECAUSE OUR YIELD ON INVESTMENTS, CASH AVAILABLE FOR DISTRIBUTION AND OTHER FACTORS MAY BE SUBSTANTIALLY DIFFERENT. ACQUIRING OUR SHARES WILL NOT GIVE YOU ANY INTEREST IN ANY PRIOR PROGRAM.

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	Retail Properties of America, Inc. as of September 30, 2007 (1)	Inland American Real Estate Trust, Inc. as of December 31, 2013(2)	Inland Diversified Real Estate Trust, Inc. as of March 31, 2014(3)	Inland Real Estate Income Trust, Inc. as of December 31, 2014(4)
Number of public primary offerings	2	2	1	1
Approx. aggregate amount raised from investors (5)	$4,632,263,000	$9,308,724,000	$1,188,170,000	$417,316,000
Approximate aggregate number of investors	114,900	184,000	27,620	8,300
Number of properties purchased	305	1,058	144	31
Approximate aggregate cost of properties	7,808,015,720	13,860,346,405	2,328,710,000	444,325,000
Percentage of properties (based on cost) that were:
Commercial—
Retail	70%	29%	78%	93%
Single-user net lease	30%	9%	14%	7%
Nursing homes	0%	0%	0%	0%
Offices	0%	4%	4%	0%
Industrial	0%	1%	2%	0%
Health clubs	0%	0%	0%	0%
Mini-storage	0%	0%	0%	0%
Multifamily residential	0%	1%	2%	0%
Student housing	0%	8%	0%	0%
Lodging	0%	48%	0%	0%
Total commercial	100%	100%	100%	100%
Land	0%	0%	0%	0%

Percentage of properties (based on cost) that were:
Newly constructed (within a year of acquisition)	38%	14%	23%	7%
Existing construction	62%	86%	77%	93%

Number of properties sold in whole or in part (includes held for sale)	7	781	84	0

Number of properties exchanged	0	0	0	0

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(1)	With respect to RPAI, affiliates of IREIC served as the business manager until November 15, 2007, when the company internalized the functions performed by its business manager. The information contained in the chart above for RPAI is for the period from inception through the last completed quarter prior to internalization.
(2)	With respect to Inland American, affiliates of IREIC served as the business manager until March 12, 2014, when the company internalized the functions performed by its business manager. The information contained in the chart above for Inland American is for the period from inception through the last completed quarter prior to internalization.
(3)	On July 1, 2014, Inland Diversified merged with and into a subsidiary of Kite and ceased filing reports under the Exchange Act. The information contained in the chart above for Inland Diversified is for the period from inception through the last completed quarter prior to the merger for which Inland Diversified filed financial statements.
(4)	Affiliates of IREIC serve as the business manager of IREIT. IREIT commenced its public offering on October 18, 2012. IREIT extended its initial offering, which is scheduled to expire on October 16, 2015.
(5)	Includes proceeds from the issuance of shares under each program’s distribution reinvestment plan.

During the applicable three years ended with the last full quarter prior to the completion of the program: (i) Inland American purchased 62 properties; (ii) IREIT purchased 31 properties; and (iii) Inland Diversified purchased 11 properties. Upon written request, you may obtain, without charge, a copy of the most recent Form 10-K annual report filed with the Securities and Exchange Commission by any of these REITs. We will provide exhibits to each such Form 10-K upon payment of a reasonable fee for copying and mailing expenses.

The following table details the percentage of properties located in the following regions in the United States based on gross carrying value.

East
Connecticut, Washington, D.C., Delaware, Florida, Georgia, Massachusetts, Maryland, Maine, North Carolina, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island, South Carolina, Virginia, Vermont	49%

Midwest
Iowa, Illinois, Indiana, Kansas, Kentucky, Michigan, Minnesota, Missouri, Nebraska, Ohio, Tennessee, Wisconsin	16%

South
Alabama, Arkansas, Louisiana, Mississippi, Oklahoma, Texas	23%

West
Arizona, California, Colorado, Montana, New Mexico, Nevada, Oregon, Utah, Washington	12%

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Programs of Our Sponsor

The information set forth below relates to three of the four public REITs set forth above that have been sponsored by IREIC, the Company’s sponsor, in the last ten years.

Retail Properties of America, Inc., or RPAI, was formed by IREIC in March 2003. Prior to March 2012, RPAI was named Inland Western Retail Real Estate Trust, Inc. RPAI was formed to own and operate shopping centers as well as office and industrial properties. As of September 30, 2007, the last full quarter prior to the time that RPAI internalized the functions performed by the business manager, RPAI’s portfolio was comprised of 305 retail operating properties with approximately 46.2 million square feet of gross leasable area. As of September 30, 2007, RPAI had issued 452,463,000 shares of common stock in its offerings.

RPAI completed its initial public offering on March 22, 2005 and completed its follow-on offering on September 9, 2005. RPAI sold a total of 250,000,000 shares of its common stock through its “best efforts” offering. On April 5, 2012, RPAI’s Class A Common Stock began trading on the NYSE under the symbol “RPAI.”

Inland American Real Estate Trust, Inc. (now known as InvenTrust Properties Corp.), or Inland American, was formed in October 2004. Inland American historically focused on acquiring and managing a diversified portfolio of commercial real estate, including primarily retail, lodging and student housing properties in the United States. As of December 31, 2013, the last full quarter prior to the time that Inland American internalized the functions performed by the business manager, Inland American’s portfolio was comprised of 227 properties representing 17.0 million square feet of retail space, 19,337 hotel rooms, 8,290 student housing beds and 7.3 million square feet of non-core space, which consists primarily of office and industrial properties.

Inland American completed its initial public offering on July 31, 2007 and completed its follow-on offering on April 6, 2009. Inland American sold a total of approximately 790.2 million shares of its common stock through its “best efforts” offering.

Inland American previously reported that it learned that the SEC was conducting a non-public, formal, fact-finding investigation (the “SEC Investigation”) to determine whether there had been violations of certain provisions of the federal securities laws regarding the business manager fees, property management fees, transactions with affiliates, timing and amount of distributions paid to the investors, determination of property impairments, and any decision regarding whether Inland American might become a self-administered REIT. On March 24, 2015, the staff of the SEC informed Inland American that it had concluded its investigation and that, based on the information received to date, it did not intend to recommend any enforcement action against Inland American.

Inland American has disclosed that it also received related demands (“Derivative Demands”) by stockholders to conduct investigations regarding claims that Inland American’s officers, its board of directors, its former business manager, and affiliates of its former business manager (the “Inland American Parties”) breached their fiduciary duties to Inland American in connection with the matters disclosed above that were subject to the SEC Investigation. The first Derivative Demand claims that the Inland American Parties (i) falsely reported the value of Inland American’s common stock until September 2010; (ii) caused Inland American to purchase shares of its common stock from stockholders at prices in excess of their value; and (iii) disguised returns of capital paid to stockholders as REIT income, resulting in the payment of fees to its former business manager for which it was not entitled. The three stockholders in that demand contend that legal proceedings should seek recovery of damages in an unspecified amount allegedly sustained by Inland American. The second Derivative Demand by another stockholder made similar claims and further alleges that the Inland American Parties (i) caused Inland American to

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engage in transactions that unduly favored related parties, (ii) falsely disclosed the timing and amount of distributions, and (iii) falsely disclosed whether Inland American might become a self-administered REIT. Inland American also received a letter from another stockholder that fully adopted and joined in the first Derivative Demand, but made no additional demands on Inland American to perform an investigation or pursue claims.

Upon receiving the first of the Derivative Demands, the full board of directors responded by authorizing Inland American’s independent directors to investigate the claims contained in the first Derivative Demand, any subsequent stockholder demands, as well as any other matters the independent directors see fit to investigate, including matters related to the SEC Investigation. Pursuant to this authority, the independent directors formed a special litigation committee comprised solely of independent directors to review and evaluate the matters referred by the full board to the independent directors, and to recommend to the full board any further action as appropriate. The special litigation committee engaged independent legal counsel and experts to assist in the investigation.

On March 21, 2013, counsel for the stockholders who made the first Derivative Demand filed a derivative lawsuit in the Circuit Court of Cook County, Illinois, on behalf of Inland American. The case – Trumbo v. The Inland Group, Inc. – was stayed pending completion of the special litigation committee’s investigation.

On December 8, 2014, the special litigation committee completed its investigation and issued its report and recommendation. The special litigation committee concluded that there was no evidence to support the allegations of wrongdoing in the Derivative Demands. Nonetheless, in the course of its investigation, the special litigation committee uncovered facts indicating that certain then-related parties breached their fiduciary duties to Inland American by failing to disclose to the independent directors certain facts and circumstances associated with the payment of fees to Inland American’s former business manager and property managers. The special litigation committee determined that it is advisable and in the best interests of Inland American to maintain a derivative action against its former business manager, property managers, and Inland American Holdco Management LLC. The special litigation committee found that it was not in the best interests of Inland American to pursue claims against any other entities or against any individuals.

On January 20, 2015, the Inland American board of directors adopted the report and recommendation of the special litigation committee in full and authorized Inland American to file a motion to realign Inland American as the party plaintiff in Trumbo v. The Inland Group, Inc., and to take such further actions as are necessary to reject and dismiss claims related to allegations that the Inland American board of directors has determined lack merit and to pursue claims against Inland American’s former business manager, property managers, and Inland American Holdco Management LLC for breach of fiduciary duties in connection with the failure to disclose facts and circumstances associated with the payment of fees to related parties.

On March 2, 2015, counsel for the stockholders who made the second Derivative Demand filed a derivative lawsuit in the Circuit Court of Cook County, Illinois, on behalf of the Company. On March 26, 2015, the Circuit Court of Cook County, Illinois entered an order consolidating the action with the Trumbo case.

Inland Real Estate Income Trust, Inc., or IREIT, was formed in August 2011 and is managed by an affiliate of our sponsor. IREIT may acquire and develop a diversified portfolio of commercial real estate including retail properties, office buildings, multifamily properties and industrial/distribution and warehouse facilities, with a primary focus on retail properties located in the United States. IREIT may also invest in joint ventures, development projects, real estate loans and real estate-related securities. As of December 31, 2014, IREIT owned 31 retail properties, collectively totaling 2,532,418 square feet.

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IREIT commenced its initial, ongoing public offering on October 18, 2012. Through December 31, 2014, IREIT had sold a total of approximately 41.4 million shares of its common stock through its “best efforts” offering. In addition, through December 31, 2014, IREIT had issued approximately 619,000 shares through its distribution reinvestment plan and had repurchased approximately 28,000 shares through its share repurchase program. As a result, IREIT has realized total net offering proceeds, before offering costs, of approximately $417.1 million as of December 31, 2014.

Liquidity of Prior Programs

Each of the four REITs previously sponsored by IREIC in the past ten years disclosed in its prospectus the time at which it anticipated its board would consider listing, liquidating or selling its assets individually, but none of these REITs specified a date or time period at which the REIT might be liquidated. The following summary sets forth both the dates on which these REITs anticipated considering a liquidity event and the dates on which the liquidity events occurred, if ever.

•	Retail Properties of America, Inc. RPAI stated that the company anticipated that, by September 2008, its directors would determine whether to apply to have the shares of its common stock listed for trading on a national stock exchange, or whether to commence subsequent offerings of its common stock. On November 15, 2007, RPAI became a self-administered REIT by acquiring, through merger, Inland Western Retail Real Estate Advisory Services, Inc., its business manager and advisor, and Inland Southwest Management Corp., Inland Northwest Management Corp., and Inland Western Management Corp., its property managers. As a result of the merger, RPAI issued to IREIC, the sole stockholder of the business manager and advisor, and the stockholders of the property managers, an aggregate of approximately 15 million shares of RPAI’s common stock, valued at $25.00 per share for purposes of the merger agreement. In December 2010, 9 million shares of common stock were transferred back to RPAI from shares of common stock issued to the owners of certain of the entities that were acquired in the merger. RPAI effectuated a ten-to-one reverse stock split of its existing common stock, and immediately following the reverse stock split, redesignated its existing common stock as Class A Common Stock. On March 21, 2012, RPAI paid a stock dividend pursuant to which each then outstanding share of its Class A Common Stock received one share of Class B-1 Common Stock, one share of Class B-2 Common Stock and one share of Class B-3 Common Stock. The terms of each Class of B Common Stock were identical in all respects to the Class A Common Stock. The Class B-1, Class B-2 and Class B-3 Common Stock automatically converted into Class A Common Stock on October 5, 2012, April 5, 2013 and October 5, 2013, respectively. RPAI announced that it completed a public offering of 36,750,000 shares of Class A Common Stock at $8.00 per share (which, without giving effect to the reverse stock split or stock dividend, is equivalent to $3.20 per share of its common stock) on April 5, 2012. This public offering generated gross proceeds of approximately $292.6 million, or approximately $272.1 million net of the underwriting discount. Also on April 5, 2012, RPAI’s Class A Common Stock began trading on the NYSE under the symbol “RPAI.” On May 12, 2015, the closing price of the RPAI Class A Common Stock on the NYSE was $15.79 per share (which, without giving effect to the reverse stock split or stock dividend, is equivalent to approximately $6.32 per share).
•	Inland American Real Estate Trust, Inc. (now known as InvenTrust Properties Corp.) In the prospectuses used in each of its “best efforts” offerings, Inland American disclosed to its investors that its board would determine when, and if, to apply to have its shares of common stock listed for trading on a national securities exchange, subject to satisfying existing listing requirements, and that its board did not anticipate evaluating a listing on a national securities exchange until at least 2010. On March 12, 2014, Inland American entered into a series of agreements and amendments to existing agreements with affiliates of The Inland Group pursuant to which Inland American began the process of becoming entirely self-managed (collectively, the “Self-Management Transactions”). Inland American disclosed that it did not pay an internalization fee or self-management fee to the Inland Group in connection with the Self-Management Transactions.
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On March 12, 2014, Inland American agreed with its business manager to terminate its business management agreement, hired all of its business manager’s employees, and acquired the assets necessary to conduct the functions previously performed by its business manager. As a result, Inland American now directly employs its executive officers and the other former employees of the business manager and will no longer pay a fee or reimburse expenses to its business manager. As the first step in taking over management of all of its real estate assets (except its lodging properties, which are managed by third parties), Inland American hired certain employees from its property managers; assumed responsibility for performing significant property management activities for its industrial, office and retail properties, including property-level accounting, lease administration, leasing, marketing and construction functions; and amended its property management agreements to reduce its property management fees as a result of its assumption of such responsibilities. As the second step, on December 31, 2014, Inland American took over the remaining property management functions performed by the property managers.

Inland American’s shares of common stock are not listed on a national securities exchange. On May 1, 2014, Inland American announced that it has accepted for purchase in its tender offer, 60,665,233 shares of its common stock at a purchase price (without brokerage commissions) of $6.50 per share for an aggregate cost of approximately $394.3 million, excluding fees and expenses relating to the offer and paid by Inland American. As of June 30, 2014, the final number of shares repurchased, allowing for corrections, was 60,761,166 for a final aggregate cost of $394.9 million.

On February 3, 2015, Inland American distributed 95% of the outstanding shares of common stock of Xenia Hotels and Resorts, Inc. (“Xenia”), previously a wholly-owned subsidiary of Inland American, formerly known as Inland American Lodging Group, Inc., by way of a taxable pro rata special distribution to Inland American stockholders of record on January 20, 2015, the record date of the distribution. As a result of the special distribution, each Inland American stockholder received one share of Xenia common stock for every eight shares of Inland American common stock held by such stockholder. On February 4, 2015, Xenia completed its spin-off into a new, publicly-traded lodging REIT. As a result of the spin-off, Xenia became a self-managed REIT and listed its shares of common stock on the New York Stock Exchange under the symbol “XHR.” Also on February 4, 2015 and in connection with the spin-off and listing, Xenia commenced a modified “Dutch Auction” self-tender offer to purchase for cash up to $125 million in value of shares of Xenia’s common stock. In accordance with the terms of the offer to purchase and letter of transmittal, Xenia will select the lowest price, not greater than $21.00 nor less than $19.00 per share, net to seller in cash, less any applicable withholding taxes and without interest, that will enable Xenia to purchase the maximum number of shares of common stock having an aggregate purchase price not exceeding $125 million. On May 12, 2015, the closing price of Xenia’s common stock on the NYSE was $22.18 per share.

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•	Inland Diversified Real Estate Trust, Inc. In the prospectus used in its “best efforts” offering, Inland Diversified disclosed to its investors that its board would determine when, and if, to apply to have its shares of common stock listed for trading on a national securities exchange, subject to satisfying existing listing requirements, and that its board did not anticipate evaluating a listing on a national securities exchange until at least 2014. On February 9, 2014, Inland Diversified entered into an agreement and plan of merger (the “Merger Agreement”) with Kite, a publicly traded (NYSE: KRG) Maryland real estate investment trust, and KRG Magellan, LLC, a Maryland limited liability company and a direct wholly owned subsidiary of Kite (“Merger Sub”). The Merger Agreement provides for, upon the terms and conditions of the Merger Agreement, the merger of Inland Diversified with and into Merger Sub, with Merger Sub surviving the Merger as a direct wholly owned subsidiary of Kite (the “Merger”). As a result of the Merger, each share of Inland Diversified’s common stock was converted into the right to receive 1.707 newly issued shares of Kite common stock. Based on a closing price of $6.40 per share of Kite’s common stock on July 2, 2014, the Inland Diversified shares of common stock were valued at approximately $10.92 per share. On August 11, 2014, Kite effectuated a one-for-four reverse stock split of its existing common stock. On May 12, 2015, the closing price of Kite’s common stock on the NYSE was $26.90 per share (which, without giving effect to the reverse stock split, is equivalent to $6.73 per share of Kite’s common stock). Based on the closing price of Kite’s common stock on May 12, 2015, the value of each former share of Inland Diversified’s common stock would be equal to approximately $11.48.

•        Inland Real Estate Income Trust, Inc. In the prospectus used in its “best efforts” offering, IREIT disclosed to its investors that its board would determine when, and if, it should pursue a liquidity event, but does not anticipate evaluating any liquidity event, including a listing on a national securities exchange, until at least 2017. The public reports filed by IREIT with the SEC do not indicate that IREIT’s board of directors had begun evaluating a listing of its common stock as of December 31, 2014.

Management

The following disclosure replaces the third through seventh paragraphs under the section captioned “Management — Inland Affiliated Companies,” which begins on page 109 of the prospectus.

As of December 31, 2014, Inland affiliates or related parties had raised more than $20.7 billion from investment product sales to over 483,000 investors, many of whom have invested in more than one product. Inland has sponsored 683 programs, including 667 private limited partnerships, limited liability companies and Delaware statutory trusts, ten public limited partnerships and six non-listed REITs, as of December 31, 2014.

As of December 31, 2014, Inland affiliates or related parties cumulatively had 1,406 employees, owned properties in 41 states and managed assets with a book value exceeding $6.7 billion. As of December 31, 2014, Inland was responsible for managing approximately 29.6 million square feet of commercial properties located in 41 states, as well as 5,114 multi-family units. IREA, another affiliate of IREIC, has extensive experience in acquiring real estate for investment. Over the years, through IREA and other affiliates, Inland has acquired more than 3,385 properties.

As of December 31, 2014, IREIC or its subsidiaries were the general partner of limited partnerships and the general manager of limited liability companies which owned in excess of 544 acres of pre-development land in the Chicago area, as well as over 1 million square feet of real property.

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Inland Institutional Capital Partners Corporation specializes in identifying institutional joint ventures and large scale investment opportunities for the real estate companies and REITs that are part of The Inland Real Estate Group of Companies, Inc. Since 2005, Inland Institutional Capital Partners has facilitated the completion of transactions with a value in excess of $10.5 billion. Inland Institutional Capital Partners is an SEC registered investment advisor.

Inland Real Estate Advisors, Inc., since 2000, has completed more than $1.25 billion in commercial real estate sales and leases and has been involved in the sale of more than 8,500 multi-family units and the sale and lease of over 130 million square feet of commercial property. As of December 31, 2014, another Inland affiliate, Inland Mortgage Brokerage Corporation, had originated more than $1.25 billion in financing including loans to third parties and affiliated entities. Another affiliate, Inland Commercial Mortgage Corporation, had originated more than $2.05 billion in financing as of December 31, 2014. As of December 31, 2014, Inland Mortgage Servicing Corporation serviced a loan portfolio with a face value equal to approximately $1.4 billion.

The following disclosure replaces the second paragraph and table under the section captioned “Management — Our Business Manager,” which begins on page 111 of the prospectus.

The following table sets forth information regarding the executive officers and directors of our Business Manager. The biographies of Mr. Goodwin, Mr. Sabshon, Ms. McGuinness, Ms. Lynch, Mr. Lichterman and Ms. Hrtanek are set forth above under “— Our Directors and Executive Officers.”

Name	Age*	Position
Daniel L. Goodwin	71	Director and Chairman of the Board
Mitchell A. Sabshon	62	Director, President and Chief Executive Officer
Timothy D. Hutchison	49	Director
JoAnn M. McGuinness	40	Chief Operating Officer
Catherine L. Lynch	56	Chief Financial Officer
David Z. Lichterman	54	Vice President, Treasurer and Chief Accounting Officer
Roberta S. Matlin	70	Vice President of Administration
Sandra L. Perion	58	Vice President of Operations
Cathleen M. Hrtanek	38	Secretary

*As of January 1, 2015

Timothy D. Hutchison has served as a director of our Business Manager since March 2015 and a manager of our Real Estate Manager since April 2014. Mr. Hutchison has also served as a director of the IREIT business manager since November 2012 and as a director of Inland National Services Corp. since July 2012. Mr. Hutchison joined The Inland Real Estate Group, Inc. as vice president of The Inland Services Group, Inc. in November 2005. In April 2010, he was promoted to president of The Inland Services Group, Inc., overseeing the shared service operation which is responsible for human resources, information technology, risk management, marketing and communications and other support functions. In April 2012, Mr. Hutchison was named to the additional position of chief operating officer for The Inland Real Estate Group, Inc. Mr. Hutchison also serves as a manager of Inland National Real Estate Services, LLC and Inland National Real Estate Services II, LLC. Prior to joining Inland, Mr. Hutchison was deputy building commissioner for the City of Chicago Department of Buildings where he oversaw administrative operations as well as occupancy inspections. He also served as an assistant to the mayor in the office of Mayor Richard M. Daley and as finance director for the City’s Department of Aviation, where he focused on the financing of the capital improvement programs for O’Hare International and Midway Airports.

S-12

Since 2007, Mr. Hutchison has served as a director of Pan American Bank in Chicago and is a member of its audit committee and chairman of the IT committee. Mr. Hutchison received his bachelor degree from the University of Illinois — Urbana-Champaign in economics.

The following disclosure replaces the second paragraph under the section captioned “Management — Our Real Estate Manager,” which begins on page 112 of the prospectus.

The following table sets forth information regarding the executive officers and directors of our Real Estate Manager. The biography of Ms. McGuinness is set forth above under “—Our Directors and Executive Officers,” and the biographies of Mr. Hutchison and Ms. Perion are set forth above under “— Our Business Manager.”

The biography of Timothy D. Hutchison on page 113 of the prospectus is hereby deleted in its entirety.

Conflicts of Interest

The following disclosure replaces the second paragraph under the section captioned “Conflicts of Interest — We will rely on IREIC and other entities affiliated with IREIC to identify real estate assets.,” which begins on page 124 of the prospectus.

If more than one of the Programs is interested in acquiring an investment, our sponsor’s allocation committee determines which Program is ultimately awarded the right to pursue the investment. The allocation committee is responsible for facilitating the investment allocation process and could face conflicts of interest in doing so. From time to time, other Programs may compete with us with respect to certain investments that we may want to acquire. Many investment opportunities that are suitable for us may also be suitable for another Program. For example, IPCC, like us, acquires and owns multifamily properties. Also, although IREIT focuses on acquiring retail properties, it may acquire multi-family properties if it believes that returns from multi-family properties exceed those available from retail properties. As of December 31, 2014, IPCC owned 17 multi-family properties with an aggregate purchase price of $670.6 million, and IREIT owned 31 retail properties with an aggregate purchase price of $444.3 million. In the event that an investment opportunity becomes available that is considered suitable for both us and another Program, then the Program that has had the longest period of time elapse since it was offered an investment is first offered the investment by the allocation committee. We may not, therefore, be able to acquire properties that we otherwise would be interested in acquiring. See “Conflicts of Interest — Investment Approval and Allocation Policies and Procedures” for additional discussion regarding our allocation and acquisition procedures.

Investment Objectives and Policies

The following disclosure replaces the disclosure under the section captioned “Investment Objectives and Policies — The Inland Platform,” which begins on page 130 of the prospectus.

Our Business Manager will have the authority, subject to the direction and approval of our board of directors, to make all of our investment decisions. We believe that our Business Manager’s affiliation with Inland, which has more than forty-five years of experience in acquiring and managing real estate assets, will benefit us as we pursue and execute our investment objectives and strategy.

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We believe our relationship with Inland provides us with various benefits, including:

•	Sponsor Experience – Inland has more than forty-five years of experience in acquiring and managing real estate assets. Inland has sponsored 683 programs, including 667 private limited partnerships, limited liability companies and Delaware statutory trusts, ten public limited partnerships and six non-listed REITs, as of December 31, 2014.
•	Experienced Acquisition Team – IREA and other affiliates of IREIC will assist us in identifying potential acquisition opportunities, negotiating contracts related thereto and acquiring real estate assets on our behalf. Since January 2005, the individuals performing services for these entities have closed over 1,900 transactions involving real estate with an aggregate purchase price that exceeds $29 billion.
•	Experienced Management Team – Inland’s management team has experience in all aspects of acquiring, owning, managing and financing real estate, including multifamily properties. As of December 31, 2014, Inland entities cumulatively owned properties located in 41 states and managed assets with a book value exceeding $6.7 billion.
•	Experienced Multifamily Acquirer and Manager – Since 1967, Inland has acquired and managed over 65,000 multifamily units for an aggregate purchase price of $3.1 billion throughout the United States as of December 31, 2014. Currently, one other former IREIC-sponsored REIT, Inland American, and IPCC, collectively own and operate 31 multifamily properties throughout the United States. Mitchell Sabshon, our president and chief executive officer, and JoAnn McGuinness, our chief operating officer, have over 16 years and 22 years, respectively, of experience acquiring, financing and managing multifamily properties. Ms. McGuinness began her career with Inland in 1992, in the company’s multi-family/residential management division. Mr. Sabshon has been actively involved in financing and acquiring multifamily properties since 1991 at several firms, including Lehman Brothers, Goldman Sachs and GFI Capital.
•	Strong Multifamily Relationships – We believe that Inland’s extensive network of relationships with the real estate brokerage, development and investor communities will enable us to successfully execute our strategies. These relationships will augment our ability to identify acquisitions in off-market transactions outside of competitive marketing processes, capitalize on opportunities and capture repeat business and transaction activity. In addition, we believe that Inland’s strong multifamily relationships with the residential brokerage communities will aid in attracting and retaining tenants.
•	Centralized Resources – Substantially all of Inland’s skilled personnel, specializing in areas such as real estate management, leasing, marketing, accounting, human resources, cash management, risk management, tax and internal audit, are based at Inland’s corporate headquarters located in a suburb of Chicago.

See “Conflicts of Interest” for a discussion of certain risks and potential disadvantages of our relationship with Inland.

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APPENDIX A

PRIOR PERFORMANCE TABLES

This Appendix A replaces Appendix A in the prospectus.

APPENDIX A

PRIOR PERFORMANCE TABLES

The following prior performance tables contain information concerning real estate programs sponsored by IREIC. This information has been summarized in narrative form under “Prior Performance of IREIC-Sponsored Entities” in the prospectus. For purposes of these tables and the related narrative information, we consider a program to be closed at the earlier of the time when affiliates of IREIC are no longer serving as the business manager, the program lists its shares of common stock for trading on a national exchange, sells all or substantially all of its assets or merges with a third party and is not the surviving entity in that merger. The tables provide information on the performance of a number of programs. You can use the information to evaluate the experience of IREIC and its affiliates. The inclusion of these tables does not imply that we will make investments comparable to those reflected in the tables or that investors in our shares will experience returns comparable to those experienced in the programs referred to in these tables. If you purchase our shares, you will not acquire any ownership in any of the programs to which these tables relate. The tables consist of:

Table I	Experience in Raising and Investing Funds
Table III	Operating Results of Prior Programs
Table IV	Results of Completed Programs
Table V	Sales or Disposals of Properties

Upon written request, any potential investor may obtain, without charge, the most recent annual report on Form 10-K filed with the SEC by any public program sponsored by any of the affiliated companies described below that has reported to the SEC. For a reasonable fee, these affiliated companies will provide copies of any exhibits to such annual reports upon request.

Our investment objectives are to: (1) to preserve and protect our stockholders’ investments; (2) to acquire a quality portfolio of primarily Class A and Class B multifamily real estate assets that generate, over time, sufficient cash flow from operations to fund sustainable and predictable distributions to our stockholders; and (3) to realize capital appreciation through the potential sale of our assets or other liquidity events, as described in this prospectus. In determining which prior programs share similar investment objectives with us, we primarily considered the degree of risk associated with the types of investments made by a particular prior program and whether the prior program was intended to provide capital appreciation in value over the long term and generate sufficient cash flow from operations to fund sustainable and predictable distributions to its investors. Based primarily on these factors, we determined that the following programs have or had investment objectives similar to ours during the last ten years. Retail Properties of America, Inc., or “RPAI,” and Inland Real Estate Income Trust, Inc., or “IREIT,” primarily invest in multi-tenant shopping centers. Inland American Real Estate Trust, Inc. (now known as InvenTrust Properties Corp.), or “Inland American,” primarily invests in several segments of real estate properties. Inland Diversified Real Estate Trust, Inc., or “Inland Diversified,” also primarily invested in several segments of real estate properties. Inland Opportunity Fund, L.L.C. was formed to acquire and develop, directly or through joint ventures or other common ownership entities with affiliated and unaffiliated parties, “value-added” and “development” assets.

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TABLE I

EXPERIENCE IN RAISING AND INVESTING FUNDS

(000’s omitted)

This Table sets forth a summary of the experience of the public IREIC-sponsored prior real estate programs that have closed offerings since January 1, 2012 and that have similar or identical investment objectives to us. Information is provided with regard to the manner in which the proceeds of the offerings have been applied. Also set forth is information pertaining to the timing and length of these offerings and the time period over which the proceeds have been invested in the properties. All figures are as of the last quarter completed prior to closing of the program.

Inland Diversified Real Estate Trust, Inc.
(June 30, 2014)

Dollar amount offered	$5,000,000 (A)
Dollar amount raised	1,139,579 (B)
Length of offering	36 months (C)
Months to invest 90% of amount available for investment (measured from beginning of offering)	40 months (C)

NOTES TO TABLE I

(A)	This amount reflects the aggregate amount offered on a “reasonable best efforts” basis in the program’s initial offering. The amount does not reflect shares offered for distribution to stockholders participating in Inland Diversified’s distribution reinvestment plan.

(B)	This figure is cumulative and is as of June 30, 2014. The dollar amount raised represents the cash proceeds collected by the program, including shares sold pursuant to its distribution reinvestment plan and net of shares repurchased pursuant to its share repurchase program.

(C)	In August 2009, the program commenced an initial public offering, on a best efforts basis, of 500,000,000 shares of common stock at $10.00 per share. As of December 31, 2013, 100% of the proceeds available for investment from the initial best efforts offering were invested. On July 1, 2014, Inland Diversified merged with and into a subsidiary of Kite. As a result of the merger, each share of Inland Diversified’s common stock was converted into the right to receive 1.707 newly issued shares of Kite common stock. Based on a closing price of $6.40 per share of Kite’s common stock on July 2, 2014, the Inland Diversified shares of common stock were valued at approximately $10.92 per share.

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TABLE III

OPERATING RESULTS OF PRIOR PROGRAMS

This Table sets forth the annual operating results of public IREIC-sponsored prior real estate programs that have closed offerings since January 1, 2010 and that had similar or identical investment objectives to us. All results are through December 31, 2013, the last full year prior to closing of each program. The operating results consist of:

•	Taxable income or loss from operations;
•	Summary statements of cash flows;
•	The amount and source of cash distributions; and
•	A summary balance sheet.
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TABLE III (continued)

OPERATING RESULTS OF PRIOR PROGRAMS
(000’s omitted, except for amounts presented per $1,000 invested)

Inland American Real Estate Trust, Inc. (A)

(now known as InvenTrust Properties Corp.)

	2013	2012	2011	2010	2009

Summary Operating Results
Gross Revenues	$1,321,837	1,437,395	1,323,151	1,231,735	1,130,148
Operating expenses (B)	$(1,394,965)	(1,259,298)	(1,203,286)	(1,207,914)	(1,119,366)
Operating income (loss)	$(73,128)	178,097	119,865	23,821	10,782
Interest expense	$(212,263)	(306,047)	(310,174)	(293,507)	(254,308)
Other income (expenses)	$69,851	6,631	(96,336)	21,847	(154,434)
Discontinued operations gain (loss)	$459,588	51,981	(29,608)	71,408	0
Net income (loss)-GAAP basis	$244,048	(69,338)	(316,253)	(176,431)	(397,960)

Summary Statements of Cash Flows
Net cash flows provided by operating activities	$422,813	456,221	397,949	356,660	369,031
Net cash flows provided by (used in) investing activities	$922,624	(118,162)	(286,896)	(380,685)	(563,163)
Net cash flows used in financing activities	$(1,246,979)	(335,443)	(160,597)	(208,759)	(250,602)

Amount and Source of Distributions
Total Distributions paid to common stockholders:	$(449,253)	(439,188)	(428,650)	(416,935)	(411,797)

Distribution data per $1,000 invested:
Total Distributions paid to common stockholders:	$50	50	50	50	50
From investment income	$0	0	0	0	0
From sales of properties	$6	0	0	6	0
From operations	$44	50	46	44	48
From excess cash available from prior years	$0	0	4	0	2
From all other sources (financing or offering proceeds)	0	0	0	0	0

Summary Balance Sheet
Total assets (before depreciation)	$10,913,918	12,341,000	12,221,000	12,430,000	12,046,000
Total assets (after depreciation)	$9,662,464	10,760,000	10,919,000	11,392,000	11,328,000
Total liabilities	$5,395,832	6,417,000	6,256,000	5,864,000	5,432,000
Estimated per share value	$6.93	7.22	8.03	N/A	N/A

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TABLE III (continued)

OPERATING RESULTS OF PRIOR PROGRAMS
(000’s omitted, except for amounts presented per $1,000 invested)

Inland Diversified Real Estate Trust, Inc. (C)

		2013	2012	2011	2010	2009

Summary Operating Results
Gross Revenues		$220,208	134,335	72,115	18,198	96
Operating expenses (B)		$(168,756)	(100,067)	(55,798)	(15,680)	(396)
Operating income (loss)		$51,542	34,268	16,317	2,518	(300)
Interest expense		$(53,333)	(34,001)	(19,835)	(4,522)	0
Net income (loss)-GAAP basis		$(283)	2,616	(2,279)	(1,743)	(297)

Summary Statements of Cash Flows
Net cash flows provided by operating activities		$84,333	56,670	27,872	2,658	(342)
Net cash flows provided by (used in) investing activities		$(43,606)	(1,215,402)	(454,168)	(346,755)	(9,691)
Net cash flows used in financing activities		$(44,793)	1,134,777	445,649	369,262	25,369

Amount and Source of Distributions
Total Distributions paid to common stockholders:		$69,824	51,767	23,641	7,031	96

Distribution data per $1,000 invested:
Total Distributions paid to common stockholders:		$60	60	60	60	60
From operations		$60	60	60	60	60
From sales of properties		$0	0	0	0	0
From all other sources (financing or offering proceeds)		$0	0	0	0	0

Summary Balance Sheet
Total assets (before depreciation)		$2,422,697	2,448,366	1,030,430	453,443	26,456
Total assets (after depreciation)		$2,327,598	2,393,523	1,010,386	450,114	26,439
Total liabilities		$1,363,778	1,412,325	524,736	224,165	3,661
Estimated per share value	$	N/A	N/A	N/A	N/A	N/A

NOTES TO TABLE III

(A)	Affiliates of IREIC served as the business manager of Inland American until March 12, 2014, when the company internalized the functions performed by its business manager. The information contained in the chart above for Inland American is through the last completed fiscal year prior to internalization.

(B)	Operating expenses include property operating expenses such as real estate tax expense, insurance expense, property management fees, utilities, repairs, maintenance and any provisions for asset impairment.

(C)

On July 1, 2014, Inland Diversified merged with and into a subsidiary of Kite Realty Group Trust and ceased filing reports under the Exchange Act. The information contained in the chart above for Inland Diversified is through the last completed fiscal year prior to the merger.

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TABLE IV

RESULTS OF COMPLETED PROGRAMS

(000’s omitted, except for amounts presented per $1,000 invested)

This Table sets forth summary information on the results of public IREIC-sponsored prior real estate programs that have closed since January 1, 2005 and that have similar or identical investment objectives to us. For purposes of this Table and the related narrative information, we consider a program to be closed at the earlier of the time when affiliates of IREIC are no longer serving as the business manager, the program lists its shares of common stock for trading on a national exchange, sells all or substantially all of its assets or merges with a third party and is not the surviving entity in that merger. All figures are through the last full quarter prior to closing of the program unless otherwise noted.

Program Name	Inland Diversified Real Estate Trust, Inc. (A)	Retail Properties of America, Inc. (B)	Inland American Real Estate Trust, Inc. (C)
Date of program closing	07/14	11/07	02/14
Duration of program (months)	59	51	102
Dollar amount raised (D)	$1,099,311	$4,219,693	$7,872,412
Annualized Return on Investment (E)	11.21%	2.17%	N/A
Median Annual Leverage	51%	51%	47%
Aggregate compensation paid or reimbursed to the sponsor or its affiliates	$184,071	$631,033	$1,319,745

(A)	On July 1, 2014, Inland Diversified merged with and into a subsidiary of Kite. As a result of the merger, each share of Inland Diversified’s common stock was converted into the right to receive 1.707 newly issued shares of Kite common stock. Based on a closing price of $6.40 per share of Kite’s common stock on July 2, 2014, the Inland Diversified shares of common stock were valued at approximately $10.92 per share.

(B)	The annualized return on investment in Retail Properties of America, Inc. (“RPAI”) assumes a stockholder continued to own stock and receive distributions after the initial listing date of RPAI stock. The annualized return is based upon the stock’s closing price of $15.79 at May 12, 2015. On April 5, 2012, RPAI listed a portion of its outstanding shares of Class A common stock on the New York Stock Exchange. The remaining outstanding shares of Class A common stock were listed on October 5, 2012, April 5, 2013 and October 5, 2013. The annualized return on investment on the first date the stock was listed on a national exchange was (1.78%), based upon the stock’s closing price of $8.75.

(C)	Inland American Real Estate Trust, Inc. (now known as InvenTrust Properties Corp.) stock has not been listed on any national trading exchange, and the company has not had another liquidity event, as of the date of this prospectus. As a result, the annualized return on investment is not determinable at this time. On February 3, 2015, Inland American distributed 95% of the outstanding shares of common stock of Xenia Hotels and Resorts, Inc. (“Xenia”), previously a wholly-owned subsidiary of Inland American, formerly known as Inland American Lodging Group, Inc., by way of a taxable pro rata special distribution to Inland American stockholders of record on January 20, 2015, the record date of the distribution. As a result of the special distribution, each Inland American stockholder received one share of Xenia common stock for every eight shares of Inland American common stock held by such stockholder. On February 4, 2015, Xenia completed its spin-off into a new, publicly-traded lodging REIT. As a result of the spin-off, Xenia became a self-managed REIT and listed its shares of common stock on the New York Stock Exchange under the symbol “XHR.” On May 12, 2015, the closing price of Xenia’s common stock on the NYSE was $22.18 per share.

(D)	The dollar amount raised excludes cash proceeds from the sale of shares pursuant to the program’s distribution reinvestment plan.

(E)	Calculated as (a) the difference between the aggregate amounts distributed to investors and invested by investors, divided by (b) the aggregate amount invested by investors multiplied by the number of years from the program’s initial receipt of offering proceeds from a third-party investor to the liquidity event. The amount invested by investors excludes any underwriting fees and commissions disclosed to investors and paid from the amount raised.

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TABLE V

SALES OR DISPOSALS OF PROPERTIES

This Table sets forth summary information on the results of the sale or disposals of properties since January 1, 2012 by public IREIC-sponsored prior real estate programs for which affiliates of IREIC were responsible for managing the day-to-day operations of the entity and which had similar or identical investment objectives to us. All figures are through December 31, 2013, the last full year prior to closing of each program. The Table provides certain information to evaluate property performance over the holding period such as:

•	Sales proceeds received by the partnerships in the form of cash down payments at the time of sale after expenses of sale and secured notes received at sale;
•	Cash invested in properties;
•	Cash flow (deficiency) generated by the property;
•	Taxable gain (ordinary and total); and
•	Terms of notes received at sale.

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	Date Acquired	Date of Sale	Cash Received net of Closing Costs (B)	Selling Commiss- ions Paid or Payable to Inland	Mortgage at Time of Sale	Total	Original Mortgage Financing	Partnership Capital Invested (C)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (D)	Total Taxable Gain (loss) from Sale	Ordinary Income from Sale	Capital Gain (loss)

Inland Diversified Real Estate Trust, Inc.
None.

Total for Inland Diversified Real Estate Trust, Inc.:

Inland American Real Estate Trust, Inc.

Retail Properties

Lakewood Shopping Ctr I	01/06	06/12	7,391	-	11,393	18,785	11,715	7,070	18,785	155	(3,865)	-	(3,865)
Lakewood Shopping Ctr II	06/07	06/12	11,259	-	-	11,259	-	11,259	11,259	344	(2,079)	-	(2,079)
Plaza at Eagle’s Landing	11/06	08/12	-	-	4,941	4,941	5,310	(369)	4,941	223	(3,250)	-	(3,250)
Canfield Plaza	04/06	08/12	968	-	7,610	8,577	7,575	1,002	8,577	504	(3,629)	-	(3,629)
Shallotte Commons	05/07	01/13	-		6,078	6,078	6,078	(1)	6,078	867	(4,367)	-	(4,367)
Logan’s Roadhouse	03/10	09/13	2,515	-	-	2,515	-	2,515	2,515	122	822	34	788
24 Hr Fitness – The Woodlands	10/05	09/13	*	-	3,512	3,512	3,500	12	3,512	283	7,974	53	7,921

LA Fitness @ Eldridge Lakes	10/11	09/13	*	-	5,018	5,018	5,000	18	5,018	159	1,787	91	1,696
Middleburg Crossing	06/07	12/13	4,174	-	4,200	8,374	6,446	1,928	8,374	203	(1,071)	-	(1,071)
95th and Cicero	08/08	12/13	13,047	-	-	13,047	8,949	4,098	13,047	320	-	-	-
Stone Creek Crossing	01/09	12/13	10,507	-	-	10,507	-	10,507	10,507	(3,666)	(11,445)	-	(11,445)
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	Date Acquired	Date of Sale	Cash Received net of Closing Costs (B)	Selling Commiss- ions Paid or Payable to Inland	Mortgage at Time of Sale	Total	Original Mortgage Financing	Partnership Capital Invested (C)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (D)	Total Taxable Gain (loss) from Sale	Ordinary Income from Sale	Capital Gain (loss)
Retail Citizens Bank 29
CT - 03 East Hampton	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
DE - 02 Wilmington	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
DE - 03 Wilmington	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
IL - 02 Calumet City	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
IL - 04 Chicago Dr-Up	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
IL - 11 Olympia Fields	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
MA - 03 Dorchester	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
MA - 21 Tewksbury	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
MA - 22 Wilbraham	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
NH - 07 Ossipee	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
NH - 08 Pelham	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
NJ - 02 Marlton	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
OH - 01 Bedford	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
OH - 03 Parma	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
PA - 11 Carlisle	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
PA - 23 Grove City Dr	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
PA - 24 Grove City	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
PA - 25 Harrisburg	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
PA - 34 Lancaster	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
PA - 36 Lititz	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
PA - 44 Munhall Dr In	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
PA - 45 New Stanton	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
PA - 51 Philadelphia	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
PA - 70 Shippensburg	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
PA - 71 Slovan Drive	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
PA - 73 State College	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
PA - 80 Verona	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
PA - 83 West Grove	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
PA - 87 York	06/07	04/12	-	-	-	-	-	-	-	-	-	-	-
			-	-	25,457	25,457	25,457	-	25,457	516	885	222	663

CFG PA - 32 Kutztown	06/07	05/12	451	-	407	858	407	451	858	19	(98)	-	(98)
CFG PA - 39 McKees Rock	06/07	08/12	-	-	77	77		77	77	(959)	(1,079)	-	(1,079)
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	Date Acquired	Date of Sale	Cash Received net of Closing Costs (B)	Selling Commiss- ions Paid or Payable to Inland	Mortgage at Time of Sale	Total	Original Mortgage Financing	Partnership Capital Invested (C)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (D)	Total Taxable Gain (loss) from Sale	Ordinary Income from Sale	Capital Gain (loss)
Retail Citizens Bank 33
CT - 01 Colchester	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
CT - 02 Deep River	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
CT - 04 East Lyme	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
CT - 05 Hamden	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
CT - 07 Montville	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
CT - 09 Stonington	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
MA - 06 Ludlow	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
MA - 08 Malden	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
MA - 09 Malden	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
MA - 11 Medford	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
MA - 15 New Bedford	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
MA - 16 Randolph	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
MA - 17 Somerville	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
MA - 23 Winthrop	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
MA - 25 Watertown	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
NH - 03 Manchester	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
PA - 02 Allison Park	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
PA - 06 Beaver Falls	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
PA - 15 Dallas	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
PA - 26 Havertown	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
PA - 29 Homestead	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
PA - 33 Lancaster	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
PA - 40 Mechanicsburg	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
PA - 59 Pittsburgh	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
PA - 60 Pittsburgh	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
PA - 76 Temple	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
PA - 77 Turtle Creek	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
PA - 84 West Hazelton	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
PA - 89 Mt Lebanon	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
RI - 01 Coventry	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
RI - 04 Johnston	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
RI - 13 Wakefield	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
RI - 14 Warren	06/07	09/12	-	-	-	-	-	-	-	-	-	-	-
			25,810	-	25,000	50,810	25,000	25,810	50,810	2,111	(2,243)	385	(2,628)

PA - 28 Hollidaysburg	06/07	10/12	-	-	725	725	725	-	725	34	12	2	10
PA - 53 Philadelphia	06/07	10/12	-	-	1,083	1,083	1,083	-	1,083	(380)	(635)	-	(635)
PA - 74 State College	06/07	10/12	-	-	1,733	1,733	1,733	-	1,733	81	(198)	-	(198)
A-10

	Date Acquired	Date of Sale	Cash Received net of Closing Costs (B)	Selling Commiss- ions Paid or Payable to Inland	Mortgage at Time of Sale	Total	Original Mortgage Financing	Partnership Capital Invested (C)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (D)	Total Taxable Gain (loss) from Sale	Ordinary Income from Sale	Capital Gain (loss)
CFG PA Saxonburg	06/07	11/12	-	-	-	-	-	-	-	-	-	-	-
CFG PA Souderton	06/07	11/12	-	-	-	-	-	-	-	-	-	-	-
CFG PA Wilkes-Barre	06/07	11/12	-	-	-	-	-	-	-	-	-	-	-
			-	-	3,015	3,015	3,015	-	3,015	(159)	(770)	-	(770)

Retail Citizens Bank – 59
CT Stonington Pawcat	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
IL Orland Hills	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
MA Milton	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
MA South Dennis	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
MA Woburn	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
MI Farmington	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
MI Troy	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
NH Keene Retail	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
NH Manchester	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
NH Salem	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
OH Fairlawn Office	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
OH Parma	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
OH Parma Heights	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
OH South Russell	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Aliquippa	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Altoona	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Ashley	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Butler	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Camp Hill	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Carnegie	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Dillsburg	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Drexel Hill	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Erie	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Ford City	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Greensburg	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Highspire	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Kingston	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Kittanning	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Latrobe	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Lower Burrell	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Matamoras	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Mercer Drive In	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Milford	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
A-11

	Date Acquired	Date of Sale	Cash Received net of Closing Costs (B)	Selling Commiss- ions Paid or Payable to Inland	Mortgage at Time of Sale	Total	Original Mortgage Financing	Partnership Capital Invested (C)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (D)	Total Taxable Gain (loss) from Sale	Ordinary Income from Sale	Capital Gain (loss)
PA Mountain Top	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Oakmont	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Oil City	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Philadelphia	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Philadelphia	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Pitcairn	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Pittsburgh	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Pittsburgh	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Pittsburgh	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Pittsburgh	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Pittsburgh	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Pittsburgh	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Pittsburgh	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Pittsburgh Retail	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Pittsburgh Retail	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Reading	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Tyrone	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Upper Darby	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Warrendale	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
PA Wexford	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
RI Cranston	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
RI East Greenwich	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
RI N. Providence	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
RI Providence	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
RI Rumford	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
VT Middlebury	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
			7,485	-	77,253	84,738	77,253	7,485	84,738	5,284	(11,043)	320	(11,363)

CFG PA West Chester	06/07	12/12	304	-	-	304	-	304	304	(513)	(683)	-	(683)

CFG PA Broadheadsvi	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
CFG PA Tannersville	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
			142	-	2,117	2,258	2,117	142	2,258	(687)	(1,427)	-	(1,427)

CFG MA Dedham	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
CFG MA Hanover	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
CFG MA Needham	06/07	12/12	-	-	-	-	-	-	-	-	-	-	-
			4,476	-	1,586	6,062	1,586	4,476	6,062	248	705	47	658
A-12

	Date Acquired	Date of Sale	Cash Received net of Closing Costs (B)	Selling Commiss- ions Paid or Payable to Inland	Mortgage at Time of Sale	Total	Original Mortgage Financing	Partnership Capital Invested (C)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (D)	Total Taxable Gain (loss) from Sale	Ordinary Income from Sale	Capital Gain (loss)
CFG RI - 07 North Prov	06/07	12/12	1,994	-	1,818	3,812	1,818	1,994	3,812	(39)	(527)	-	(527)
CFG-IL - 07 Chicago Hts.	06/07	01/13	2,001	-	-	2,001	-	2,001	2,001	9	780	31	749
CFG-IL - 16 Westchester	06/07	02/13	1,339		-	1,339		1,339	1,339	14	15	3	12
CFG-DE - 01 Lewes	06/07	02/13	1,079		-	1,079		1,079	1,079	12	216	13	203

Retail Citizens Bank – 5
CFG-IL Villa Park	06/07	03/13	-	-	-	-	-	-	-	12	(414)	-	(414)
CFG-MA Springfield	06/07	03/13	-	-	-	-	-	-	-	7	(217)	-	(217)
CFG-NH Hinsdale	06/07	03/13	-	-	-	-	-	-	-	7	(156)	-	(156)
CFG-PA Altoona	06/07	03/13	-	-	-	-	-	-	-	11	(156)	-	(156)
CFG-PA Cranberry	06/07	03/13	-	-	-	-	-	-	-	10	(166)	-	(166)
			1,897		2,067	3,964	2,067	1,897	3,964	47	(1,109)	-	(1,109)

CFG-PA - 67 Reading	06/07	04/13	1,889		-	1,889		1,889	1,889	36	(289)	-	(289)
CFG-PA Charleroi	06/07	05/13	1,512		-	1,512		1,512	1,512	28	97	19	77
CFG-MA Springfield	06/07	05/13	1,004		-	1,004		1,004	1,004	24	(79)	-	(79)
CFG-PA Glenside	06/07	05/13	1,829		-	1,829		1,829	1,829	36	(181)	-	(181)
CFG-PA Camp Hill	06/07	06/13	1,212		-	1,212		1,212	1,212	47	(1,197)	-	(1,197)
CFG-NJ Haddon Heights	06/07	07/13	1,380		-	1,380		1,380	1,380	48	374	19	356
CFG-RI Warwick Office	06/07	09/13	*	-	-	-	-	-	-	529	(1,465)	-	(1,465)
CFG-RI Warwick Office	06/07	09/13	*	-	-	-	-	-	-	326	(298)	-	(298)
Citizens (CFG) Mellon Bank	06/07	12/13	3,041		-	3,041		3,041	3,041	223	(193)	-	(193)

Retail SunTrust Banks – 6
ST-FL Kirkman -	12/07	12/12	-	-	-	-	-	-	-	-	-	-	-
ST-FL SE Lauderdale	12/07	12/12	-	-	-	-	-	-	-	-	-	-	-
ST-FL Hunters Creek	12/07	12/12	-	-	-	-	-	-	-	-	-	-	-
ST-GA Peachtree Cor	12/07	12/12	-	-	-	-	-	-	-	-	-	-	-
ST-GA Brookwood Sq	12/07	12/12	-	-	-	-	-	-	-	-	-	-	-
ST-MD Annapolis	12/07	12/12	-	-	-	-	-	-	-	-	-	-	-
			16,011	-	-	16,011	-	16,011	16,011	720	2,821	199	2,622
A-13

	Date Acquired	Date of Sale	Cash Received net of Closing Costs (B)	Selling Commiss- ions Paid or Payable to Inland	Mortgage at Time of Sale	Total	Original Mortgage Financing	Partnership Capital Invested (C)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (D)	Total Taxable Gain (loss) from Sale	Ordinary Income from Sale	Capital Gain (loss)
Retail SunTrust Banks – 27
ST-FL Plant City	12/07	03/13	-	-	-	-	-	-	-	40	279	30	248
ST-FL Dunedin	12/07	03/13	-	-	-	-	-	-	-	39	266	29	237
ST-FL East Lake Wales	12/07	03/13	-	-	-	-	-	-	-	22	135	16	119
ST-FL Port Orange	12/07	03/13	-	-	-	-	-	-	-	27	179	20	158
ST-FL West Port Orange	12/07	03/13	-	-	-	-	-	-	-	30	199	22	176
ST-FL Wellington	12/07	03/13	-	-	-	-	-	-	-	33	221	25	196
ST-FL North Port	12/07	03/13	-	-	-	-	-	-	-	30	196	22	174
ST-FL Fivay Road	12/07	03/13	-	-	-	-	-	-	-	29	192	22	170
ST-FL Dunnellon Office	12/07	03/13	-	-	-	-	-	-	-	9	39	7	33
ST-GA Georgetown Branch	12/07	03/13	-	-	-	-	-	-	-	49	297	44	253
ST-GA Bowdon Branch	12/07	03/13	-	-	-	-	-	-	-	25	140	23	117
ST-GA Demere Office	12/07	03/13	-	-	-	-	-	-	-	32	182	29	153
ST-GA Jesup Office	12/07	03/13	-	-	-	-	-	-	-	28	161	26	135
ST-MD Ellicott City	12/07	03/13	-	-	-	-	-	-	-	37	341	51	290
ST-MD Waldorf	12/07	03/13	-	-	-	-	-	-	-	49	478	68	411
ST-NC NCF: Belmont Main Street	12/07	03/13	-	-	-	-	-	-	-	21	236	33	203
ST-NC NCF: Matthews – Joh	12/07	03/13	-	-	-	-	-	-	-	11	102	17	86
ST-NC NCF: Mocksville – Val	12/07	03/13	-	-	-	-	-	-	-	54	647	84	563
ST-NC NCF: Pinewinds	12/07	03/13	-	-	-	-	-	-	-	18	196	28	168
ST-NC NCF: Zebulon	12/07	03/13	-	-	-	-	-	-	-	16	168	25	143
ST-SC NCF: Perpetual Square	12/07	03/13	-	-	-	-	-	-	-	22	181	36	145
ST-TN Madison Branch	12/07	03/13	-	-	-	-	-	-	-	20	180	26	154
ST-TN Lavergne Branch	12/07	03/13	-	-	-	-	-	-	-	5	25	5	20
ST-TN Brainerd Branch	12/07	03/13	-	-	-	-	-	-	-	22	193	27	166
ST-VA Azalea	12/07	03/13	-	-	-	-	-	-	-	10	83	14	68
ST-VA Boonsboro	12/07	03/13	-	-	-	-	-	-	-	10	86	15	71
ST-VA Cheriton	12/07	03/13	-	-	-	-	-	-	-	8	68	12	55
			48,435			48,435		48,435	48,435	695	5,470	757	4,713

Retail SunTrust Banks – 2
ST-GA Mall Boulevard Branch	12/07	04/13	-	-	-	-	-	-	-	28	741	23	719
ST-GA Washington Road Aug	12/07	04/13	-	-	-	-	-	-	-	20	133	16	117
			2,906			2,906		2,906	2,906	48	874	38	836
A-14

	Date Acquired	Date of Sale	Cash Received net of Closing Costs (B)	Selling Commiss- ions Paid or Payable to Inland	Mortgage at Time of Sale	Total	Original Mortgage Financing	Partnership Capital Invested (C)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (D)	Total Taxable Gain (loss) from Sale	Ordinary Income from Sale	Capital Gain (loss)
Retail SunTrust Banks – 28
ST-FL Cutler Ridge Office	12/07	04/13	-	-	-	-	-	-	-	6	300	31	269
ST-FL University Branch	12/07	04/13	-	-	-	-	-	-	-	19	198	20	178
ST-FL Destin Branch	12/07	04/13	-	-	-	-	-	-	-	27	281	28	253
ST-FL Palm harbor Office	12/07	04/13	-	-	-	-	-	-	-	21	218	22	197
ST-FL North Coral Springs	12/07	04/13	-	-	-	-	-	-	-	25	266	27	240
ST-FL South Daytona Branch	12/07	04/13	-	-	-	-	-	-	-	20	207	21	186
ST-FL South 441 Branch	12/07	04/13	-	-	-	-	-	-	-	23	247	25	222
ST-FL Melbourne South Branch	12/07	04/13	-	-	-	-	-	-	-	22	227	23	205
ST-FL Oakbridge Center	12/07	04/13	-	-	-	-	-	-	-	20	209	21	188
ST-FL Hospital Branch	12/07	04/13	-	-	-	-	-	-	-	7	339	34	305
ST-GA Pershing Point Branch	12/07	04/13	-	-	-	-	-	-	-	20	245	26	219
ST-GA Executive Park	12/07	04/13	-	-	-	-	-	-	-	5	336	36	300
ST-GA North Fulton Hospital	12/07	04/13	-	-	-	-	-	-	-	25	304	33	271
ST-NC Maple Avenue	12/07	04/13	-	-	-	-	-	-	-	9	170	22	149
ST-NC Carriboro	12/07	04/13	-	-	-	-	-	-	-	9	176	22	154
ST-NC Parkade	12/07	04/13	-	-	-	-	-	-	-	12	243	31	213
ST-NC Northgate	12/07	04/13	-	-	-	-	-	-	-	18	368	46	322
ST-NC Summit Avenue	12/07	04/13	-	-	-	-	-	-	-	10	197	25	172
ST-NC Lexington	12/07	04/13	-	-	-	-	-	-	-	11	220	28	192
ST-NC Jefferson St	12/07	04/13	-	-	-	-	-	-	-	18	353	44	308
ST-NC Yadkin Plaza	12/07	04/13	-	-	-	-	-	-	-	5	97	12	85
ST-SC Belton	12/07	04/13	-	-	-	-	-	-	-	8	110	22	88
ST-SC Travelers Rest	12/07	04/13	-	-	-	-	-	-	-	12	158	32	127
ST-TN Murfreesboro Road	12/07	04/13	-	-	-	-	-	-	-	12	181	23	158
ST-TN Hobbs Road	12/07	04/13	-	-	-	-	-	-	-	1	429	53	376
ST-VA Church Hill	12/07	04/13	-	-	-	-	-	-	-	20	362	46	316
ST-VA Washington Street	12/07	04/13	-	-	-	-	-	-	-	4	65	8	57
ST-VA Industrial Park	12/07	04/13	-	-	-	-	-	-	-	10	175	22	153
			15,801		29,153	44,954		44,954	44,954	395	6,684	782	5,902

ST-MD Rosemont	12/07	04/13	2,109		-	2,109		2,109	2,109	24	285	39	246
ST-FL Northwood Office	12/07	05/13	1,642		-	1,642		1,642	1,642	31	145	14	131
ST-VA Rocky Mount Main Office	12/07	05/13	1,959		-	1,959		1,959	1,959	28	294	38	256
ST-FL North Palm Beach	12/07	05/13	1,906		-	1,906		1,906	1,906	36	46	9	37
ST-VA Lewis Gale	12/07	06/13	933		-	933		933	933	23	(366)	-	(366)

A-15

	Date Acquired	Date of Sale	Cash Received net of Closing Costs (B)	Selling Commiss- ions Paid or Payable to Inland	Mortgage at Time of Sale	Total	Original Mortgage Financing	Partnership Capital Invested (C)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (D)	Total Taxable Gain (loss) from Sale	Ordinary Income from Sale	Capital Gain (loss)
Retail SunTrust Banks – 139
ST-DC Rhode Island Ave	03/08	06/13	-	-	-	-	-	-	-	11	391	61	330
ST-FL Roseland	03/08	06/13	-	-	-	-	-	-	-	28	189	19	170
ST-FL Bartow	03/08	06/13	-	-	-	-	-	-	-	20	117	12	105
ST-FL Gulf Breeze	03/08	06/13	-	-	-	-	-	-	-	23	354	36	318
ST-FL Hallandale	03/08	06/13	-	-	-	-	-	-	-	26	435	44	392
ST-FL Homosassa Springs	03/08	06/13	-	-	-	-	-	-	-	26	129	14	116
ST-FL West Inverness	03/08	06/13	-	-	-	-	-	-	-	22	108	12	97
ST-FL Crystal River	03/08	06/13	-	-	-	-	-	-	-	21	326	33	294
ST-FL South Port	03/08	06/13	-	-	-	-	-	-	-	40	180	19	162
ST-FL Lady Lake	03/08	06/13	-	-	-	-	-	-	-	37	252	26	227
ST-FL Freedom Park	03/08	06/13	-	-	-	-	-	-	-	35	234	24	210
ST-FL River Crossing	03/08	06/13	-	-	-	-	-	-	-	30	181	19	163
ST-FL Beverly Hills	03/08	06/13	-	-	-	-	-	-	-	33	199	20	178
ST-FL Timber Pines	03/08	06/13	-	-	-	-	-	-	-	35	158	16	142
ST-FL San Jose	03/08	06/13	-	-	-	-	-	-	-	28	166	17	149
ST-FL Mandarin	03/08	06/13	-	-	-	-	-	-	-	31	211	22	189
ST-FL Osceola	03/08	06/13	-	-	-	-	-	-	-	30	380	38	341
ST-FL E. Lake Woodlands	03/08	06/13	-	-	-	-	-	-	-	25	107	11	96
ST-FL Largo	03/08	06/13	-	-	-	-	-	-	-	31	135	14	121
ST-FL Southwood	03/08	06/13	-	-	-	-	-	-	-	29	193	20	173
ST-FL Jupiter	03/08	06/13	-	-	-	-	-	-	-	49	255	26	229
ST-FL Wildwood	03/08	06/13	-	-	-	-	-	-	-	25	146	15	130
ST-FL Lynn Haven	03/08	06/13	-	-	-	-	-	-	-	37	167	17	149
ST-FL Palmetto Park	03/08	06/13	-	-	-	-	-	-	-	43	291	29	262
ST-FL Riverbridge	03/08	06/13	-	-	-	-	-	-	-	41	282	28	253
ST-FL Avon Park US Hwy 27	03/08	06/13	-	-	-	-	-	-	-	45	235	24	211
ST-FL Sebring North	03/08	06/13	-	-	-	-	-	-	-	34	151	16	135
ST-FL Lake Placid	03/08	06/13	-	-	-	-	-	-	-	34	205	21	184
ST-FL Bloomingdale	03/08	06/13	-	-	-	-	-	-	-	20	114	12	102
ST-FL Plantation Square	03/08	06/13	-	-	-	-	-	-	-	34	153	16	137
ST-FL Haines City	03/08	06/13	-	-	-	-	-	-	-	36	216	22	194
ST-FL Orange Camp	03/08	06/13	-	-	-	-	-	-	-	42	190	19	170
ST-FL Edgewater	03/08	06/13	-	-	-	-	-	-	-	30	203	21	183
ST-FL Flagler Beach	03/08	06/13	-	-	-	-	-	-	-	40	179	18	160
ST-FL Northgate	03/08	06/13	-	-	-	-	-	-	-	31	190	19	170
ST-FL S. Peninsula	03/08	06/13	-	-	-	-	-	-	-	25	125	13	112
ST-FL Zephurhills Main	03/08	06/13	-	-	-	-	-	-	-	31	382	38	344
ST-FL Weeki Wachee	03/08	06/13	-	-	-	-	-	-	-	50	262	27	236
A-16

	Date Acquired	Date of Sale	Cash Received net of Closing Costs (B)	Selling Commiss- ions Paid or Payable to Inland	Mortgage at Time of Sale	Total	Original Mortgage Financing	Partnership Capital Invested (C)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (D)	Total Taxable Gain (loss) from Sale	Ordinary Income from Sale	Capital Gain (loss)
ST-FL Seven Hills	03/08	06/13	-	-	-	-	-	-	-	51	268	27	241
ST-FL North Miami Beach	03/08	06/13	-	-	-	-	-	-	-	31	180	19	161
ST-FL International Mall	03/08	06/13	-	-	-	-	-	-	-	53	314	33	281
ST-FL Punta Gorda	03/08	06/13	-	-	-	-	-	-	-	47	336	34	303
ST-FL Metrowest	03/08	06/13	-	-	-	-	-	-	-	22	277	28	249
ST-FL Eastwood	03/08	06/13	-	-	-	-	-	-	-	48	296	30	266
ST-FL Suntree	03/08	06/13	-	-	-	-	-	-	-	38	169	17	151
ST-FL The Villages	03/08	06/13	-	-	-	-	-	-	-	42	220	22	197
ST-FL Zephurhills North	03/08	06/13	-	-	-	-	-	-	-	35	154	16	138
ST-FL County Road #1	03/08	06/13	-	-	-	-	-	-	-	39	266	27	239
ST-FL 22nd Ave North	03/08	06/13	-	-	-	-	-	-	-	40	182	19	163
ST-FL Oakhurst	03/08	06/13	-	-	-	-	-	-	-	32	142	15	127
ST-FL Riverdale-Ft. Myers	03/08	06/13	-	-	-	-	-	-	-	35	211	22	190
ST-FL San Carlos	03/08	06/13	-	-	-	-	-	-	-	29	129	14	115
ST-FL East Tamarac	03/08	06/13	-	-	-	-	-	-	-	20	300	30	270
ST-FL Sun City Center	03/08	06/13	-	-	-	-	-	-	-	55	401	40	361
ST-FL Westland	03/08	06/13	-	-	-	-	-	-	-	(212)	409	42	367
ST-FL Belleview	03/08	06/13	-	-	-	-	-	-	-	23	116	12	104
ST-FL North 49th ST	03/08	06/13	-	-	-	-	-	-	-	24	105	11	93
ST-GA Chattahoochee	03/08	06/13	-	-	-	-	-	-	-	13	99	12	87
ST-GA Mountain Indust	03/08	06/13	-	-	-	-	-	-	-	26	187	21	166
ST-GA Brookhaven	03/08	06/13	-	-	-	-	-	-	-	57	499	55	444
ST-GA Haynes Bridge	03/08	06/13	-	-	-	-	-	-	-	22	407	45	362
ST-GA Woodstock	03/08	06/13	-	-	-	-	-	-	-	48	257	29	228
ST-GA Medlock Bridge	03/08	06/13	-	-	-	-	-	-	-	45	275	31	244
ST-GA Gwinnett Medical Ct	03/08	06/13	-	-	-	-	-	-	-	45	394	44	351
ST-GA Berkeley Lake	03/08	06/13	-	-	-	-	-	-	-	22	153	18	135
ST-GA Honey Creek	03/08	06/13	-	-	-	-	-	-	-	14	106	12	93
ST-GA Jonesboro	03/08	06/13	-	-	-	-	-	-	-	24	194	22	172
ST-GA Terrell Mill	03/08	06/13	-	-	-	-	-	-	-	22	175	20	155
ST-GA Walton Way	03/08	06/13	-	-	-	-	-	-	-	17	100	12	88
ST-GA Forest Hills	03/08	06/13	-	-	-	-	-	-	-	18	138	16	122
ST-GA Peach Orchard	03/08	06/13	-	-	-	-	-	-	-	35	216	24	191
ST-GA Peachtree	03/08	06/13	-	-	-	-	-	-	-	24	123	14	109
ST-GA Vineville	03/08	06/13	-	-	-	-	-	-	-	10	74	9	65
ST-GA Watson Blvd	03/08	06/13	-	-	-	-	-	-	-	42	307	34	273
ST-GA Gillionville	03/08	06/13	-	-	-	-	-	-	-	17	133	15	118
ST-GA Southside	03/08	06/13	-	-	-	-	-	-	-	21	(481)	-	(481)
ST-GA Baxley	03/08	06/13	-	-	-	-	-	-	-	42	219	25	195
A-17

	Date Acquired	Date of Sale	Cash Received net of Closing Costs (B)	Selling Commiss- ions Paid or Payable to Inland	Mortgage at Time of Sale	Total	Original Mortgage Financing	Partnership Capital Invested (C)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (D)	Total Taxable Gain (loss) from Sale	Ordinary Income from Sale	Capital Gain (loss)
ST-GA Windward McGinnis	03/08	06/13	-	-	-	-	-	-	-	37	303	34	269
ST-MD Chestertown	03/08	06/13	-	-	-	-	-	-	-	17	205	29	176
ST-MD Bladensburg	03/08	06/13	-	-	-	-	-	-	-	38	310	44	266
ST-MD Osborne Road	03/08	06/13	-	-	-	-	-	-	-	11	428	60	368
ST-NC NCF: Black Mtn	03/08	06/13	-	-	-	-	-	-	-	26	243	30	214
ST-NC NCF: Butner	03/08	06/13	-	-	-	-	-	-	-	11	102	13	89
ST-NC NCF: North Harrison	03/08	06/13	-	-	-	-	-	-	-	28	214	26	188
ST-NC NCF: Chapel Hill Bl	03/08	06/13	-	-	-	-	-	-	-	18	132	17	115
ST-NC NCF: Denton	03/08	06/13	-	-	-	-	-	-	-	30	237	29	208
ST-NC NCF: Erwin	03/08	06/13	-	-	-	-	-	-	-	12	(294)	-	(294)
ST-NC NCF: Battleground	03/08	06/13	-	-	-	-	-	-	-	14	148	18	129
ST-NC NCF: Hudson	03/08	06/13	-	-	-	-	-	-	-	13	(273)	-	(273)
ST-NC NCF: Lake Norman	03/08	06/13	-	-	-	-	-	-	-	14	283	16	267
ST-NC NCF: Cannon Blvd	03/08	06/13	-	-	-	-	-	-	-	40	315	38	277
ST-NC NCF: Kernersville	03/08	06/13	-	-	-	-	-	-	-	21	157	20	137
ST-NC NCF: Marshville	03/08	06/13	-	-	-	-	-	-	-	13	82	11	71
ST-NC NCF: Mocksville-W	03/08	06/13	-	-	-	-	-	-	-	22	(434)	-	(434)
ST-NC NCF: Charlotte Ave	03/08	06/13	-	-	-	-	-	-	-	14	152	19	133
ST-NC NCF: Hilltop	03/08	06/13	-	-	-	-	-	-	-	20	127	16	111
ST-NC NCF: Norwood	03/08	06/13	-	-	-	-	-	-	-	15	135	17	118
ST-NC NCF: Harps Mill	03/08	06/13	-	-	-	-	-	-	-	47	367	44	322
ST-NC NCF: South Madison	03/08	06/13	-	-	-	-	-	-	-	31	240	29	210
ST-NC NCF: Wake Forest	03/08	06/13	-	-	-	-	-	-	-	49	335	40	295
ST-NC NCF: Youngsville	03/08	06/13	-	-	-	-	-	-	-	8	59	8	51
ST-SC NCF: Northtowne	03/08	06/13	-	-	-	-	-	-	-	28	176	26	151
ST-SC NCF: Hillcrest	03/08	06/13	-	-	-	-	-	-	-	18	109	17	92
ST-TN West End	03/08	06/13	-	-	-	-	-	-	-	34	160	18	142
ST-TN Hermitage	03/08	06/13	-	-	-	-	-	-	-	20	117	14	103
ST-TN Priest Lake	03/08	06/13	-	-	-	-	-	-	-	21	124	14	109
ST-TN Northside	03/08	06/13	-	-	-	-	-	-	-	16	93	11	82
ST-TN Industrial Park	03/08	06/13	-	-	-	-	-	-	-	8	45	6	39
ST-TN St. Elmo	03/08	06/13	-	-	-	-	-	-	-	27	127	15	112
ST-TN Red Bank	03/08	06/13	-	-	-	-	-	-	-	19	115	13	102
ST-TN Highway 58	03/08	06/13	-	-	-	-	-	-	-	18	94	11	83
ST-TN East Third St	03/08	06/13	-	-	-	-	-	-	-	19	83	10	73
A-18

	Date Acquired	Date of Sale	Cash Received net of Closing Costs (B)	Selling Commiss- ions Paid or Payable to Inland	Mortgage at Time of Sale	Total	Original Mortgage Financing	Partnership Capital Invested (C)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (D)	Total Taxable Gain (loss) from Sale	Ordinary Income from Sale	Capital Gain (loss)
ST-TN Broadway	03/08	06/13	-	-	-	-	-	-	-	5	10	2	8
ST-TN Jonesborough	03/08	06/13	-	-	-	-	-	-	-	6	32	4	27
ST-TN Lake City	03/08	06/13	-	-	-	-	-	-	-	15	91	11	81
ST-VA Allen Avenue	03/08	06/13	-	-	-	-	-	-	-	56	305	34	271
ST-VA Mechanicsville	03/08	06/13	-	-	-	-	-	-	-	19	118	14	104
ST-VA Beaverdam	03/08	06/13	-	-	-	-	-	-	-	11	63	8	55
ST-VA Regency	03/08	06/13	-	-	-	-	-	-	-	23	191	22	169
ST-VA East Henrico	03/08	06/13	-	-	-	-	-	-	-	12	59	7	52
ST-VA Tuckernuck	03/08	06/13	-	-	-	-	-	-	-	15	123	14	109
ST-VA Lightfoot	03/08	06/13	-	-	-	-	-	-	-	11	79	10	70
ST-VA Lee-Old Dominion	03/08	06/13	-	-	-	-	-	-	-	15	340	38	302
ST-VA Spotsylvania Courth	03/08	06/13	-	-	-	-	-	-	-	39	291	33	259
ST-VA South Boston	03/08	06/13	-	-	-	-	-	-	-	25	180	21	159
ST-VA Port Road	03/08	06/13	-	-	-	-	-	-	-	17	88	11	78
ST-VA Gloucester Point	03/08	06/13	-	-	-	-	-	-	-	29	153	18	136
ST-VA Madison Heights	03/08	06/13	-	-	-	-	-	-	-	15	73	9	64
ST-VA Northwest	03/08	06/13	-	-	-	-	-	-	-	6	30	4	26
ST-VA Tanglewood	03/08	06/13	-	-	-	-	-	-	-	16	80	10	71
ST-VA Route 114 & US 11	03/08	06/13	-	-	-	-	-	-	-	11	73	9	64
ST-VA Riverside Park/Relo	03/08	06/13	-	-	-	-	-	-	-	43	393	44	349
ST-VA Franklin	03/08	06/13	-	-	-	-	-	-	-	14	112	13	99
ST-VA Westgate	03/08	06/13	-	-	-	-	-	-	-	26	448	50	398
ST-VA Lynnhaven	03/08	06/13	-	-	-	-	-	-	-	19	138	16	122
ST-FL Sun Trust Plaza	03/08	06/13	-	-	-	-	-	-	-	59	211	16	195
ST-FL Holly Hill	03/08	06/13	-	-	-	-	-	-	-	33	131	10	120
ST-GA Brunswick	03/08	06/13	-	-	-	-	-	-	-	12	400	52	348
ST-GA E.E. Butler Office	03/08	06/13	-	-	-	-	-	-	-	10	476	62	414
			103,752	-	129,905	233,657	129,905	103,752	233,657	3,565	25,748	3,029	22,718

ST-FL Fletcher Office	12/07	06/13	1,131	-	-	1,131		1,131	1,131	33	143	12	131
ST-FL Panama City Beach Office	12/07	07/13	942	-	-	942		942	942	32	50	10	40

Retail SunTrust Banks – 3
ST-MD Parole	12/07	07/13	-	-	-	-	-	-	-	124	685	98	587
ST-NC NCF: Oakboro	12/07	07/13	-	-	-	-	-	-	-	22	158	20	138
ST-TN West Nashville Branch	12/07	07/13	-	-	-	-	-	-	-	23	130	17	114
			6,979	-	-	6,979	-	6,979	6,979	170	973	135	838
A-19

	Date Acquired	Date of Sale	Cash Received net of Closing Costs (B)	Selling Commiss- ions Paid or Payable to Inland	Mortgage at Time of Sale	Total	Original Mortgage Financing	Partnership Capital Invested (C)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (D)	Total Taxable Gain (loss) from Sale	Ordinary Income from Sale	Capital Gain (loss)
Retail SunTrust Banks – 3
ST-FL Clinton Avenue Office	12/07	07/13	-	-	-	-	-	-	-	47	75	15	60
ST-FL Apopka Branch	12/07	07/13	-	-	-	-	-	-	-	68	50	10	40
ST-FL Palm Coast West Branch	12/07	07/13	-	-	-	-	-	-	-	78	262	25	236
			5,343	-	-	5,343	-	5,343	5,343	193	387	50	336

Retail SunTrust Banks – 31
ST-DC Brightwood	12/07	09/13	*	-	-	-	-	-	-	99	393	71	323
ST-FL Coronado	12/07	09/13	*	-	-	-	-	-	-	155	1,190	42	1,148
ST-FL Ridge Manor	12/07	09/13	*	-	-	-	-	-	-	21	15	3	12
ST-FL Belvedere	12/07	09/13	*	-	-	-	-	-	-	119	989	32	957
ST-FL South Orlando	12/07	09/13	*	-	-	-	-	-	-	155	89	18	71
ST-FL Alafaya/Highway 5	12/07	09/13	*	-	-	-	-	-	-	105	175	29	147
ST-FL Virginia Avenue	12/07	09/13	*	-	-	-	-	-	-	94	(118)	-	(118)
ST-GA Dunwoody	12/07	09/13	*	-	-	-	-	-	-	130	556	43	513
ST-GA Greenbriar	12/07	09/13	*	-	-	-	-	-	-	71	529	23	506
ST-GA Jackson Street	12/07	09/13	*	-	-	-	-	-	-	62	531	20	510
ST-GA Satilla Square	12/07	09/13	*	-	-	-	-	-	-	72	863	24	839
ST-MD Ardmore- Ardwick	12/07	09/13	*	-	-	-	-	-	-	69	(51)	-	(51)
ST-NC NCF: Kildaire Farm	12/07	09/13	*	-	-	-	-	-	-	44	273	24	249
ST-NC NCF: Stokesdale	12/07	09/13	*	-	-	-	-	-	-	30	88	16	71
ST-NC NCF: Summerfield	12/07	09/13	*	-	-	-	-	-	-	30	(111)	-	(111)
ST-NC NCF: Waynesville	12/07	09/13	*	-	-	-	-	-	-	39	249	22	227
ST-SC NCF: Fountain Inn	12/07	09/13	*	-	-	-	-	-	-	48	457	31	426
ST-TN East Nashville	12/07	09/13	*	-	-	-	-	-	-	35	(188)	-	(188)
ST-TN Savannah Main	12/07	09/13	*	-	-	-	-	-	-	64	566	23	543
ST-TN Hixson	12/07	09/13	*	-	-	-	-	-	-	41	199	15	185
ST-TN Oak Ridge	12/07	09/13	*	-	-	-	-	-	-	72	354	26	328
A-20

	Date Acquired	Date of Sale	Cash Received net of Closing Costs (B)	Selling Commiss- ions Paid or Payable to Inland	Mortgage at Time of Sale	Total	Original Mortgage Financing	Partnership Capital Invested (C)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (D)	Total Taxable Gain (loss) from Sale	Ordinary Income from Sale	Capital Gain (loss)
ST-VA Doswell	12/07	09/13	*	-	-	-	-	-	-	27	199	12	187
ST-VA Vinton	12/07	09/13	*	-	-	-	-	-	-	19	(156)	-	(156)
ST-VA New Market	12/07	09/13	*	-	-	-	-	-	-	50	493	22	471
ST-GA North Brunswick	12/07	09/13	*	-	-	-	-	-	-	11	36	4	32
ST-NC NCF: Cum Park	12/07	09/13	*	-	-	-	-	-	-	25	108	14	93
ST-NC NCF: West Street	12/07	09/13	*	-	-	-	-	-	-	12	60	8	52
ST-GA Prince Avenue	03/08	09/13	*	-	-	-	-	-	-	73	271	30	241
ST-NC NCF: Spencer	03/08	09/13	*	-	-	-	-	-	-	27	135	17	118
ST-TN Twenty-Fifth St	03/08	09/13	*	-	-	-	-	-	-	20	56	7	49
ST-VA Nassawadox	03/08	09/13	*	-	-	-	-	-	-	18	61	8	53
			-	-	-	-	-	-	-	1,838	8,312	584	7,727

Total for Inland American Retail Properties:			390,844	-	377,274	768,117	366,408	401,710	768,117	17,680	42,126	8,034	34,052

Industrial Properties
Union Venture	10/07	05/12	11,907	-	35,458	47,365	38,421	8,945	47,365	(368)	(9,100)	-	(9,100)
Southwide Industrial Ctr #8	04/07	09/12	-	-	196	196	196	-	196	(103)	(32)	-	(32)

A-21

	Date Acquired	Date of Sale	Cash Received net of Closing Costs (B)	Selling Commiss- ions Paid or Payable to Inland	Mortgage at Time of Sale	Total	Original Mortgage Financing	Partnership Capital Invested (C)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (D)	Total Taxable Gain (loss) from Sale	Ordinary Income from Sale	Capital Gain (loss)
Prologis Portfolio - 19
Airport Distrib Ctr #10	04/07	12/12	-	-	-	-	-	-	-	-	-	-	-
Airport Distrib Ctr #11	04/07	12/12	-	-	-	-	-	-	-	-	-	-	-
Airport Distrib Ctr #15	04/07	12/12	-	-	-	-	-	-	-	-	-	-	-
Airport Distrib Ctr #16	04/07	12/12	-	-	-	-	-	-	-	-	-	-	-
Airport Distrib Ctr #18	04/07	12/12	-	-	-	-	-	-	-	-	-	-	-
Airport Distrib Ctr #19	04/07	12/12	-	-	-	-	-	-	-	-	-	-	-
Airport Distrib Ctr #2	04/07	12/12	-	-	-	-	-	-	-	-	-	-	-
Airport Distrib Ctr #4	04/07	12/12	-	-	-	-	-	-	-	-	-	-	-
Airport Distrib Ctr #7	04/07	12/12	-	-	-	-	-	-	-	-	-	-	-
Airport Distrib Ctr #8	04/07	12/12	-	-	-	-	-	-	-	-	-	-	-
Airport Distrib Ctr #9	04/07	12/12	-	-	-	-	-	-	-	-	-	-	-
Delp Dist. Ctr #2	04/07	12/12	-	-	-	-	-	-	-	-	-	-	-
Delp Dist Ctr #5	04/07	12/12	-	-	-	-	-	-	-	-	-	-	-
Delp Dist Ctr #8	04/07	12/12	-	-	-	-	-	-	-	-	-	-	-
Southwide Indus. Ctr #5	04/07	12/12	-	-	-	-	-	-	-	-	-	-	-
Southwide Indus Ctr #6	04/07	12/12	-	-	-	-	-	-	-	-	-	-	-
Southwide Indus Ctr #7	04/07	12/12	-	-	-	-	-	-	-	-	-	-	-
Stone Fort Dist. Ctr #1	04/07	12/12	-	-	-	-	-	-	-	-	-	-	-
Stone Fort Dist. Ctr #4	04/07	12/12	-	-	-	-	-	-	-	-	-	-	-
Kato/Milmont	12/11	08/13	6,803	-	-	6,803	-	6,803	6,803	(906)	(1,358)	-	(1,358)
UPS E-Logistics (Persis)	08/07	09/13	*	-	-	-	9,250	(9,250)	-	236	358	72	287
Atlas - Piedmont	09/07	09/13	*	-	44,594	44,594	13,563	31,031	44,594	507	5,824	774	5,050
Atlas - Gaffney	03/08	09/13	*	-	49,712	49,712	3,350	46,362	49,712	192	1,390	173	1,217
Atlas - Pendergrass	09/07	09/13	*	-	-	-	14,919	(14,919)	-	564	6,202	813	5,389
Atlas - Gainesville	09/07	09/13	*	-	-	-	7,731	(7,731)	-	298	3,303	429	2,874
Atlas - Cartersville	09/07	09/13	*	-	-	-	8,273	(8,273)	-	318	3,462	440	3,022
Atlas - Douglas	03/08	09/13	*	-	-	-	3,432	(3,432)	-	204	1,713	225	1,488
Atlas - Belvidere	03/08	09/13	*	-	-	-	11,329	(11,329)	-	527	4,116	529	3,587
Atlas - Brooklyn Park	03/08	09/13	*	-	-	-	7,407	(7,407)	-	358	2,566	309	2,257
Atlas - Zumbrota	03/08	09/13	*	-	-	-	10,242	(10,242)	-	559	4,308	556	3,752
Home Depot - Lake Park	12/08	09/13	*	-	15,805	15,805	15,469	336	15,805	654	8,998	671	8,327
Home Depot - MaCalla	12/08	09/13	*	-	17,465	17,465	17,094	371	17,465	745	9,645	711	8,935
North Pointe One	10/10	09/13	*	-	-	-	11,574	(11,574)	-	946	9,566	298	9,268
Thermo Process Systems	01/06	09/13	*	-	-	-	8,201	(8,201)	-	279	3,143	528	2,615

Total for Inland American Industrial Properties:			27,707	-	195,483	223,191	212,705	10,486	223,191	14,271	37,341	6,843	30,498

A-22

	Date Acquired	Date of Sale	Cash Received net of Closing Costs (B)	Selling Commiss- ions Paid or Payable to Inland	Mortgage at Time of Sale	Total	Original Mortgage Financing	Partnership Capital Invested (C)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (D)	Total Taxable Gain (loss) from Sale	Ordinary Income from Sale	Capital Gain (loss)
Multi-Family Properties
Waterford Place at Shadow Creek	03/07	09/12	8,621	-	16,500	25,121	16,500	8,621	25,121	799	(726)	-	(726)
Villas at Shadow Creek II	10/08	09/12	9,840	-	16,709	26,549	16,117	10,432	26,549	210	108	22	86
Fannin Street Apartments	01/10	09/12	36,173	-	35,000	71,173	31,820	39,353	71,173	(621)	16,481	509	15,972
Landings at Clear Lake	03/08	11/12	15,112	-	18,849	33,961	18,590	15,371	33,961	1,064	5,128	985	4,143
Nantucket Apartments	08/10	03/13	18,110	-	461	18,572	20,323	(1,751)	18,572	(528)	13,022	485	12,537
Southgate Apartments	03/06	08/13	6,999	-	10,725	17,724	10,725	6,999	17,724	(1,439)	3,437	687	2,750
Legacy Woods	11/08	08/13	10,422	-	21,190	31,612	21,190	10,422	31,612	(307)	1,149	230	919
Legacy Crossing	11/08	08/13	13,103	-	24,229	37,331	23,967	13,364	37,331	(137)	10,054	815	9,239
Brazos Ranch Apartments	01/09	08/13	16,122	-	15,246	31,368	15,246	16,122	31,368	76	7,299	595	6,704
Sterling Ridge Estates	07/09	08/13	25,217	-	14,324	39,541	14,324	25,217	39,541	128	16,571	499	16,073
Villages at Kitty Hawk	06/07	08/13	8,028	-	11,550	19,578	11,550	8,028	19,578	(2,147)	4,008	668	3,340
Encino Canyon	09/07	08/13	7,249	-	12,000	19,249	12,000	7,249	19,249	(2,215)	5,109	600	4,509
Seven Palms	09/07	08/13	9,371	-	18,750	28,121	18,750	9,371	28,121	(3,171)	5,164	906	4,258
Legacy Corner	11/08	08/13	16,439	-	14,630	31,069	14,630	16,439	31,069	271	8,068	663	7,405
Legacy Arts	11/08	08/13	17,431	-	28,798	46,229	29,901	16,328	46,229	(1,489)	15,199	968	14,231
Grogans Landing	07/09	08/13	19,549	-	9,705	29,254	9,705	19,549	29,254	206	13,232	349	12,883
Woodridge	10/09	08/13	7,665	-	12,578	20,242	13,450	6,792	20,242	(1,376)	7,269	270	6,999
Parkside	09/09	08/13	14,266	-	18,000	32,266	18,000	14,266	32,266	(1,509)	13,833	388	13,444
Oak Park	10/09	08/13	17,288	-	27,193	44,481	30,827	13,654	44,481	20	3,304	661	2,643
Cityville Cityplace	02/13	12/13	38,838	-	35,091	73,930	-	73,930	73,930	(462)	10,369	-	10,369
Total for Inland American Multi-Family Properties:			340,001	-	385,716	725,718	347,615	378,103	725,718	(11,437)	166,114	10,300	155,815

A-23

	Date Acquired	Date of Sale	Cash Received net of Closing Costs (B)	Selling Commiss- ions Paid or Payable to Inland	Mortgage at Time of Sale	Total	Original Mortgage Financing	Partnership Capital Invested (C)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (D)	Total Taxable Gain (loss) from Sale	Ordinary Income from Sale	Capital Gain (loss)
Office Properties
IDS Center	08/06	04/13	92,268	-	147,519	239,788	161,000	78,788	239,788	472	(6,693)	-	(6,693)
Midlothian Medical	01/09	05/13	10,507	-	8,233	18,741	12,350	6,391	18,741	166	9,047	210	8,836
Crystal Lake Medical	10/10	05/13	8,823	-	-	8,823	10,813	(1,990)	8,823	437	1,125	107	1,019
Dakota Ridge Medical	10/10	05/13	-	-	8,051	8,051	11,284	(3,233)	8,051	2,962	1,722	-	1,722
United Health - Cypress	12/08	09/13	*	-	22,138	22,138	22,000	138	22,138	1,452	15,102	877	14,225
United Health - Indy	12/08	09/13	*	-	30,872	30,872	10,050	20,822	30,872	621	10,608	657	9,951
United Health - Onalaska	12/08	09/13	*	-		-	16,545	(16,545)	-	232	2,198	89	2,110
United Health - Wauwatosa	12/08	09/13	*	-		-	4,149	(4,149)	-	366	6,290	407	5,883
American Exp – SLC	04/09	09/13	*	-	22,599	22,599	30,149	(7,550)	22,599	526	(8,202)	-	(8,202)
American Exp – Greensboro	04/09	09/13	*	-	25,980	25,980	33,040	(7,060)	25,980	458	3,864	773	3,091
United Health - Green Bay	12/08	10/13	66,563	-	27,862	94,426	29,400	65,026	94,426	935	-	-	-
MCP One	01/09	12/13	7,574	-	-	7,574	7,130	444	7,574	182	714	91	623
MCP Two	01/09	12/13	4,721	-	11,900	16,621	14,681	1,940	16,621	1,183	2,925	-	2,925
MCP Three	01/10	12/13	5,533	-	11,150	16,683	15,581	1,102	16,683	(336)	6,164	210	5,953

Total for Inland American Office Properties			195,989	-	316,305	512,294	378,172	134,122	512,294	9,655	44,865	3,421	41,444
A-24

	Date Acquired	Date of Sale	Cash Received net of Closing Costs (B)	Selling Commiss- ions Paid or Payable to Inland	Mortgage at Time of Sale	Total	Original Mortgage Financing	Partnership Capital Invested (C)	Total	Excess (deficiency) of property operating cash receipts over cash expenditures (D)	Total Taxable Gain (loss) from Sale	Ordinary Income from Sale	Capital Gain (loss)
Lodging Properties
Hilton GI - Akron	07/07	07/12	5,535	-	7,575	13,111	7,776	5,334	13,111	781	-	-	-
Homewood Suites Lake Mary	07/07	07/12	-	-	9,757	9,757	9,900	(143)	9,757	4,177	(873)	-	(873)

Lodging 12-Pack HGI-San Anton. Airport	02/08	09/12	-	-	-	-	-	-	-	-	-	-	-
Comfort Inn-Fayetteville	07/07	09/12	-	-	-	-	-	-	-	-	-	-	-
Courtyard-Houston	07/07	09/12	-	-	-	-	-	-	-	-	-	-	-
Courtyard-St. Charles	07/07	09/12	-	-	-	-	-	-	-	-	-	-	-
Hampton Inn-Cary	07/07	09/12	-	-	-	-	-	-	-	-	-	-	-
Hampton Inn-Charlotte	07/07	09/12	-	-	-	-	-	-	-	-	-	-	-
Hampton Inn-Atlanta	07/07	09/12	-	-	-	-	-	-	-	-	-	-	-
Hilton GI-Alpharetta	07/07	09/12	-	-	-	-	-	-	-	-	-	-	-
HI Exp. Clearwater	07/07	09/12	-	-	-	-	-	-	-	-	-	-	-
Hwd Stes – Clear Lake	07/07	09/12	-	-	-	-	-	-	-	-	-	-	-
Hwd Stes - Phoenix	07/07	09/12	-	-	-	-	-	-	-	-	-	-	-
Hwd Stes -Raleigh	07/07	09/12	-	-	-	-	-	-	-	-	-	-	-
			60,946	-	52,596	113,542	52,596	60,946	113,542	4,435	(60,757)	502	(61,259)

Baymont Inn - Jacksonville	07/07	02/13	3,423	-	-	3,423	-	3,423	3,423	72	(3,987)	-	(3,987)
Homewood Suites - Durham	07/07	03/13	7,888	-	7,683	15,571	7,950	7,621	15,571	49	(4,976)	-	(4,976)
Fairfield Inn - Ann Arbor	07/07	08/13	7,541	-	-	7,541	-	7,541	7,541	387	238	48	190

Total for Inland American Lodging Properties:			85,434	-	113,103	210,883	137,405	66,337	210,883	9,521	(78,107)	550	(78,657)

Total for Inland American Real Estate Trust, Inc. (now known as InvenTrust Properties Corp.):			1,353,554	-	1,387,881	2,440,202	1,442,305	990,758	2,440,202	39,689	212,339	29,147	183,152

* These 56 properties were sold on September 24, 2013 in the first of multiple closings related to the purchase agreement with AR Capital, LLC. The cash proceeds from this closing were $313,578,863.

A-25

TABLE V (continued)

SALES OR DISPOSALS OF PROPERTIES

NOTES TO TABLE V

(A)	The table includes all sales of properties by the public programs with investment objectives similar to ours during the three years ended December 31, 2014. All sales have been made to parties unaffiliated with the partnerships. None of the sales involved secured notes received at sale or adjustments resulting from the application of GAAP.

(B)	Consists of cash payments received from the buyers and the assumption of certain liabilities by the buyers at the date of sale, less expenses of sale.

(C)	Amounts represent the dollar amount raised from the offerings, less sales commissions and other offering expenses plus additional costs incurred on the development of the land parcels.

(D)	Represents “Cash Available (Deficiency) from Operations (including subsidies)” as adjusted for applicable “Fixed Asset Additions” through the year of sale.